Exhibit (a)(1)(A)
U.S. OFFER TO PURCHASE FOR CASH
COMMON SHARES,
PAR VALUE S/ 1.00 PER SHARE, HELD BY U.S. HOLDERS
AND
AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS FIVE COMMON SHARES,
HELD BY ALL HOLDERS, WHEREVER LOCATED,
OF
CEMENTOS PACASMAYO S.A.A.
FOR
S/ 8.93 PER COMMON SHARE (PAYABLE IN U.S. DOLLARS)
AND
S/ 44.65 PER AMERICAN DEPOSITARY SHARE (PAYABLE IN U.S. DOLLARS)
BY
INVERSIONES ASPI S.A.
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY
TIME, ON NOVEMBER 20, 2026, UNLESS THE U.S. OFFER IS EXTENDED.
PLEASE NOTE THAT THE DEPOSITORY TRUST COMPANY AND ITS PARTICIPANTS, THE LOCAL PERUVIAN CUSTODIANS OR FINANCIAL INTERMEDIARIES AND OTHER SECURITIES INTERMEDIARIES MAY ESTABLISH THEIR OWN CUT-OFF DATES AND TIMES FOR THE
TENDER OF COMMON SHARES AND ADSs, WHICH WILL BE EARLIER THAN THE EXPIRATION OF THE U.S. OFFER

Inversiones ASPI S.A., a Peruvian sociedad anónima (“Purchaser” or “ASPI,” “we,” “us” or “our”), a direct, majority-owned subsidiary of Holcim Ltd, a Swiss limited company (“Holcim”), is offering to purchase any and all of the outstanding common shares, par value S/ 1.00 per share (each, a “Common Share,” and collectively, the “Common Shares”) (other than Common Shares owned by Holcim and its affiliates), of Cementos Pacasmayo S.A.A., a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five Common Shares) (each, an “ADS,” and collectively, the “ADSs”), delivered by JPMorgan Chase Bank, N.A., acting as depositary (the “ADS Depositary”), pursuant to that certain Deposit Agreement, dated as of February 7, 2012, and amended on each of February 21, 2017 and December 4, 2020, among the Company, the ADS Depositary and the holders from time to time of ADSs issued thereunder (the “Deposit Agreement”).
On December 15, 2025, Holcim entered into a Share Purchase Agreement (the “Purchase Agreement”) with (i) the marital community property (sociedad conyugal) formed by Eduardo Hochschild Beeck, a Peruvian citizen and resident, and Mariana Violeta Correa Sabogal de Hochschild, a Peruvian citizen and resident, (ii) Farragut Holdings, Inc., a Cayman limited company ((i) and (ii) collectively, the “Sellers”) and (iii) Eduardo Hochschild Beeck, as representative of the Sellers (the “Seller Representative”), pursuant to which Holcim agreed to acquire from the Sellers 99.99% of the issued and outstanding shares of common stock (the “ASPI Shares”) of ASPI, in exchange for an aggregate cash purchase price of S/1,850,370,000 (the “ASPI Acquisition”). The ASPI Acquisition was consummated on March 30, 2026. ASPI owns 50.01% of the issued and outstanding common shares of the Company, which common shares are indirectly owned by Holcim following the ASPI Acquisition. Under the terms of the Purchase Agreement and based on Peruvian law, Holcim is required to launch and complete a public tender offer for at least an additional 24.99% of the Common Shares within the timeframe permitted under Peruvian law; the Offers (as defined below) are intended to satisfy such provision of the Purchase Agreement. As requested by Holcim, pursuant to Oficio No. 5172-2026-SMV/11.1, dated October 14, 2026, (the “Exception Resolution”) the SMV granted an exception to Holcim, allowing the Offers to be conducted by ASPI.
Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 8.93 per Common Share and S/ 44.65 per ADS (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and in the accompanying American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”).
Concurrent with the U.S. Offer, Purchaser is making an offer, in accordance with the provisions of the Consolidated Text of the Securities Market Law, which was approved by Supreme Decree No. 020-2023-EF (the “Peru Securities Market Law”) and the Peruvian Tender Offer Regulations issued by the SMV (SMV Resolution No. 009-2006-EF/94.10) (the “Peru Tender Offer Regulations”) (except for the provisions introduced by SMV Resolution No. 008-2026-SMV/01, which are not applicable to the Peru Offer).
Following consummation of the Offers, to the extent legally permitted by applicable law, Purchaser intends to delist the ADSs (and the Common Shares represented thereby) from the New York Stock Exchange, Inc. (“NYSE”) and to terminate registration of the ADSs and Common Shares under the Exchange Act.
Purchaser is offering to purchase all outstanding Common Shares, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates), pursuant to the Offers.
The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. U.S. holders of Common Shares who wish to participate in the Offers may do so by either (a) depositing, at no cost to such holders, their Common Shares with the ADS Depositary, for issuance of ADSs, which may be tendered in the U.S. Offer or (b) tendering their Common Shares in the Peru Offer. Holders of Common Shares that are not U.S. holders may not use this Offer to Purchase and may only tender their Common Shares into the Peru Offer. A separate prospectus, for use by holders of Common Shares, wherever located, is being published concurrently in Peru, in accordance with the Peru Securities Market Law and the Peru Tender Offer Regulations.

The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion) to such holders. Purchaser will pay the fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement; accordingly, such cancellation fee will not be deducted from the Offer Price payable to holders of ADSs. A cancellation fee will also not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in this Offer to Purchase.
We expect to announce the final results of the Offers within one (1) trading day after the Expiration Date (as defined below) (the “Announcement Date”), and to pay for Common Shares and ADSs purchased on the second trading day after the Expiration Date (the “Settlement Date”). For purposes of this Offer to Purchase, “trading day” means any day on which both the Lima Stock Exchange (Bolsa de Valores de Lima) (“LSE”) and the NYSE are open for trading. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited with Computershare Trust Company, N.A., which has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”), on the second trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
The obligation of Purchaser to accept for payment and pay for Common Shares held by U.S. holders and ADSs held by all holders, in each case validly tendered (and not properly withdrawn) in the U.S. Offer prior to the Expiration Date is subject to the satisfaction or, to the extent legally permitted, waiver of certain conditions. The U.S. Offer is also subject to certain other conditions contained in this Offer to Purchase. See “The U.S. Offer – Conditions to the Offers” which sets forth all the conditions to the U.S. Offer. There is no financing condition to the U.S. Offer and no minimum acceptance condition.
Purchaser intends to conduct the U.S. Offer in compliance with the applicable regulatory requirements in the United States, including the applicable requirements of Regulations 14D and 14E under the Exchange Act. Purchaser is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. holders. In determining that the “Tier II” exemption applies to the U.S. Offer, Purchaser has determined the percentage of outstanding shares held by U.S. holders in accordance with Instruction 2 to Rules 14d-1 (c) and (d) under the Exchange Act.
To the extent permissible under Rule 14e-5 of the Exchange Act, the Peru Tender Offer Regulations and other applicable law or regulation, Purchaser and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Common Shares, ADSs or any securities that are immediately convertible into, exchangeable for, or exercisable for, Common Shares or ADSs, other than pursuant to the U.S. Offer and/or the Peru Offer, before, during or after the period during which the U.S. Offer and the Peru Offer remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases, and any corresponding legal requirements, will be disclosed and/or enacted, as applicable, as required by law or regulation in the United States or Peru. This information will be disclosed in the U.S. through the Schedule TO (as defined below) or any amendment thereto filed with the Securities and Exchange Commission (“SEC”), and available for free at the SEC’s website at www.sec.gov.
Under the Peruvian Tender Offer Regulations, until the results of the Peru Offer are published, the following may not acquire the securities subject to the Peru Offer, directly or indirectly, outside the offer: the obligated party, the initial offeror, any competing offeror, and persons related to any of them. The prohibition also applies to any individual or legal entity, acting alone or jointly, in concert with the obligated party or with any of those persons.
Purchaser has filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (including exhibits) in accordance with the Exchange Act (the “Schedule TO”), and may furnish certain additional information with respect to the U.S. Offer, including amendments to the Schedule TO. In addition, pursuant to the

Exchange Act, the Company is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), with the SEC, within 10 business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, the Company is required to set forth whether the Company recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral towards the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Such information will be available for free at the SEC’s website at www.sec.gov when filed by the Company. Holders of ADSs and U.S. holders of Common Shares should read carefully the Schedule 14D-9 when available.
The U.S. Offer will commence on October 22, 2026 and will expire at 4:00 p.m., New York City time, on November 20, 2026, or the latest time and date at which the U.S. Offer will expire if the U.S. Offer is extended (the “Expiration Date”).
A summary of the principal terms of the U.S. Offer appears on pages 1 through 11 below. You should read in its entirety this Offer to Purchase and the accompanying ADS Letter of Transmittal carefully before deciding whether to tender your Common Shares or ADSs into the U.S. Offer.
THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE ADS LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
Questions and requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or on the website maintained by the SEC at www.sec.gov. Shareholders of the Company (including ADS holders) also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
The Information Agent for the U.S. Offer is:

51 West 52nd Street, 6th Floor
New York, New York 10019
Shareholders, Banks and Brokers
Call Toll Free: (888) 463-2841
Outside U.S. and Canada: +1 (719) 490-8721
Via Email: pacasmayo@georgeson.com

IMPORTANT INFORMATION
Tenders by U.S. Holders of Common Shares: If you are a U.S. holder of Common Shares that are not represented by ADSs and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you must deposit your Common Shares for issuance of ADSs (each of which will represent five Common Shares) that will be tendered into the U.S. Offer in accordance with the procedures set forth below.
1.
If you are a U.S. holder of Common Shares that are not represented by ADSs and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you must deposit your Common Shares for issuance of ADSs (each of which will represent five Common Shares) that will be tendered into the U.S. Offer. U.S. holders of Common Shares who hold such shares through a broker, dealer, commercial bank, trust company, custodian or other nominee should contact their broker, dealer, commercial bank, trust company, custodian or other nominee in order to tender their Common Shares in the U.S. Offer. Note that local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 4.00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. You should consult your local custodian or securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

2.
Except as otherwise set forth in this Offer to Purchase, U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs purchased pursuant to the U.S. Offer.

If you hold Common Shares in certificated form, you must arrange for your Common Shares to be dematerialized in order for you to participate in the U.S. Offer in accordance with the procedures set forth above.
Although the Offer Price for the Common Shares purchased pursuant to the U.S. Offer is in Peruvian Soles (S/), the purchase price paid to U.S. holders of Common Shares for the Common Shares purchased pursuant to the U.S. Offer will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders.
We expect to announce the final results of the Offers on the Announcement Date and to pay for Common Shares purchased on the Settlement Date. For purposes of this Offer to Purchase, “trading day” means any day on which both the LSE and the NYSE are open for trading. The Offer Price paid to U.S. holders of Common Shares will be converted from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited with the U.S. Tender Agent on the second trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the trading day following the Expiration Date. All payments to tendering U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
Do NOT send any ADRs (as defined below) evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Company, Purchaser, Holcim, the Information Agent, the ADS Depositary, the Citibank del Perú S.A. (the “ADS Custodian”) or BBVA Bolsa Sociedad Agente de Bolsa S.A., which has been appointed by Purchaser to act as tender agent in the Peru Offer (the “Peru Tender Agent”).
If you are NOT a U.S. holder, you may not tender your Common Shares into the U.S. Offer, but you may tender your Common Shares into the Peru Offer. If you are a U.S. holder, you may tender your Common Shares into the U.S. Offer or the Peru Offer.
Tenders by Holders of ADSs: If you are a holder of ADSs, regardless of where you are located, and if you intend to tender all or any portion of such ADSs into the U.S. Offer, you must follow the procedures below, as applicable.
3.
If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to Computershare Trust Company, N.A., as the U.S. Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the U.S. Tender Agent receives these documents before 4:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
4.
If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the U.S. Tender Agent receives these documents before 4:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

5.
If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before 4:00 p.m., New York City time, on the Expiration Date. Further, before 4:00 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 4:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

Although the Offer Price for the ADSs purchased pursuant to the U.S. Offer is in Peruvian Soles (S/), the purchase price paid to holders of ADSs for the ADSs purchased pursuant to the U.S. Offer will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders.
We expect to announce the final results of the Offers on the Announcement Date, and to pay for ADSs purchased on the Settlement Date. For purposes of this Offer to Purchase, “trading day” means any day on which both the LSE and the NYSE are open for trading. The Offer Price paid to holders of ADSs will be converted from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited with the U.S. Tender Agent on the second trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the Expiration Date. All payments to tendering holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Company, Purchaser, Holcim, the Information Agent, the ADS Depositary, the ADS Custodian or the Peru Tender Agent.
For more information about the procedures for tendering your Common Shares or ADSs into the U.S. Offer, see “The U.S. Offer – Procedures for Tendering into the U.S. Offer.”
For assistance in connection with the U.S. Offer, including information on how to tender into the U.S. Offer, please contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from your broker or other securities intermediary. Copies of these materials are also freely available on the website maintained by the SEC at www.sec.gov.
* * *

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.
THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF THE COMPANY TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.
THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC, OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, EXPRESSED A VIEW WITH RESPECT TO THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY TERM SHEET		1
TO THE HOLDERS OF COMMON SHARES WHO ARE U.S. HOLDERS AND ALL HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES OF CEMENTOS PACASMAYO S.A.A.: INTRODUCTION		12
SPECIAL FACTORS		15
1.	Background	15
2.	Purpose and Reasons for the Offers; Going Private Transaction; Plans for the Company	17
3.	The Recommendation by the Board	19
4.	Summary of MSRA S.A.C. Valuation Report	19
5.	Position of Purchaser Regarding Fairness of the Offers	24
6.	Effects of the Offers	26
7.	Appraisal and Information Rights	27
8.	Transactions and Arrangements Concerning the Common Shares and Other Securities of the Company	28
9.	Certain Agreements between Purchaser and its Affiliates and the Company	28
10.	Interests of Certain Persons in the Offers	29
THE U.S. OFFER		30
1.	Terms of the U.S. Offer	30
2.	Acceptance for Payment and Payment for Common Shares and/or ADSs	32
3.	Procedures for Tendering into the U.S. Offer	34
4.	Withdrawal Rights	38
5.	Tax Considerations	39
6.	Price Range of Common Shares and ADSs	43
7.	Possible Effects of the U.S. Offer on the Market for Common Shares and ADSs	44
8.	Certain Information Concerning the Company	46
9.	Certain Information Concerning Purchaser	49
10.	Source and Amount of Funds	50
11.	Conditions to the Offers	50
12.	Dividends and Distributions in the Company	51
13.	Legal Matters	51
14.	Fees and Expenses	52
15.	Miscellaneous	52
SCHEDULE 1 CERTAIN INFORMATION CONCERNING PURCHASER AND ITS CONTROLLING PERSONS		54
SCHEDULE II SECURITY OWNERSHIP AND TRANSACTIONS IN THE SHARES BY PURCHASER AND ITS DIRECTORS AND EXECUTIVE OFFICERS		58

SUMMARY TERM SHEET
You are urged to read carefully, in its entirety, each of this Offer to Purchase and the accompanying ADS Letter of Transmittal. The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer to Purchase and in the accompanying ADS Letter of Transmittal. The information concerning the Company (as defined below) contained herein or elsewhere in this Offer to Purchase has been taken from or is based upon publicly-available documents or records of the Company on file and freely available from the SEC or other public sources at the time of the filing of this Offer to Purchase.
Securities Sought:
All of the outstanding Common Shares of the Company, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates), delivered by the ADS Depositary pursuant to the Deposit Agreement, through concurrent tender offers in Peru and in the United States. No offer is made with respect to the Company’s non-voting investment shares.
Common Share Offer Price:
S/ 8.93 per Common Share, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment”). The Offer Price paid to U.S. holders of Common Shares for the Common Shares purchased pursuant to the U.S. Offer will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. No fraction of a Common Share will be purchased from any holder and all payments to tendering U.S. holders of Common Shares pursuant to this Offer to Purchase will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
ADS Offer Price:
S/ 44.65 per ADS, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment”). The Offer Price paid to holders of ADSs for the ADSs purchased pursuant to the U.S. Offer will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. No fraction of an ADS will be purchased from any holder and all payments to tendering holders of ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
Dual Offer Structure:
Purchaser is commencing each of the Offers concurrently:
•
the U.S. Offer, which is open to all U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States”) of Common Shares, and to all holders of ADSs, wherever located; and

•	the Peru Offer, which is open to all holders of Common Shares, wherever located.
Each Offer is being made at the same price and on substantially the same terms. See “The U.S. Offer – Terms of the U.S. Offer – Peru Offer and the Dual Offer Structure.” Holders of Common Shares that are not U.S. holders may not tender their Common Shares into the U.S. Offer, but may tender their Common Shares into the Peru Offer.
Commencement Date of the U.S. Offer:
October 22, 2026.
Expiration Date of the U.S. Offer:
4:00 p.m., New York City time, on November 20, 2026 (unless extended as provided in this Offer to Purchase).
Offer Extensions:
The U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. We expect to conduct the U.S. Offer and the Peru Offer simultaneously and therefore the U.S. Offer and the Peru Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Peru Offer for the length of the extension of the U.S. Offer; provided, however, that in no event shall the Peru Offer be extended such that its total duration exceeds forty (40) trading days. If the Peru Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Peru Offer. Therefore, we expect the U.S. Offer and the Peru Offer will remain open, including any extensions, for the same period of time (see “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Extension of Tender Offer Period and Amendments”). During any of such extensions of the initial offer period, all Common Shares and ADSs tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. All U.S. holders of Common Shares or holders of ADSs that validly tendered, and did not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, as extended, will receive the same price per Common Share or ADSs, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.
Purchaser:
Inversiones ASPI S.A., a Peruvian sociedad anónima.
The distribution of this Offer to Purchase may, in some jurisdictions, be restricted by law. This Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.
In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.
If you have questions or need additional copies of this Offer to Purchase, the accompanying ADS Letter of Transmittal or other related materials, you can contact the Information Agent at the address or telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials for free on the website maintained by the SEC at www.sec.gov.
Questions and Answers
Below we have provided answers to questions that you may have as a holder of ADSs or a U.S. holder of Common Shares. Information in this Questions and Answers section is not complete and additional important information is contained elsewhere in this Offer to Purchase and the ADS Letter of Transmittal, each of which we urge you to read carefully in its entirety before you make any decision with respect to the U.S. Offer.
Who is offering to buy my Common Shares or ADSs?
Inversiones ASPI S.A., a Peruvian sociedad anónima, is offering to buy your Common Shares and ADSs. ASPI is a direct, majority-owned subsidiary of Holcim. Holcim is the parent entity of the Holcim Group, the principal business of which is the manufacture and distribution of construction and building materials. Holcim is listed on the SIX Swiss Exchange (ticker: HOLN). The principal executive offices of Holcim are located at Grafenauweg 10, 6300 Zug, Switzerland and its telephone number is +41 58 858 58 58.
As of September 30, 2026, ASPI directly owns 50.01% of the outstanding Common Shares of the Company.
How many Common Shares and ADSs is Purchaser offering to purchase in the Offers?
Purchaser is offering to purchase all of the outstanding Common Shares, including Common Shares represented by ADSs (each of which represents five Common Shares) (other than Common Shares owned by Holcim and its affiliates), in the aggregate pursuant to the Offers.
As of September 30, 2026, the Company had 423,868,449 Common Shares outstanding, of which an estimated 44,186,300 (or approximately 10.4%) were represented by an estimated 8,837,260 issued and outstanding ADSs (each of which represents five Common Shares). The number of Common Shares, including Common Shares represented by ADSs, that Purchaser is offering to purchase pursuant to the Offers represents approximately 49.99% of the outstanding Common Shares, including Common Shares represented by ADSs.
What is the purpose of the Offers?
As a result of the ASPI Acquisition and Holcim’s indirect acquisition of 50.01% of the Common Shares, the Peruvian Tender Offer Regulations require us to launch and complete a mandatory tender offer for at least an additional 24.99% of the Common Shares within the timeframe permitted under Peruvian law. Under applicable Peruvian law, the offer price in a subsequent mandatory tender offer may not be lower than the minimum price determined in the valuation report prepared by an independent third-party valuation firm selected by a committee appointed by the SMV, and that minimum price may in no case be lower than the consideration paid in the transactions that gave rise to the obligation to make the tender offer. See – “Background.” On June 15, 2026, Holcim’s Executive Committee determined that the Offers would be made for any and all of the issued and outstanding Common Shares.
How much is Purchaser offering to pay for my Common Shares or ADSs and what is the form of payment in the U.S. Offer?
We are offering to pay S/ 8.93 per Common Share and S/ 44.65 per ADS (which reflects five times the price offered per Common Share, since each ADS represents five Common Shares) (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment”). This is the same price per Common Share payable by Purchaser to holders of Common Shares tendering into the Peru Offer. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs for the Common Shares and ADSs purchased pursuant to the U.S. Offer will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser will pay the fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement; accordingly, such cancellation fee will not be deducted from the Offer Price payable to holders of ADSs. A cancellation fee will also not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in this Offer to Purchase. No fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering holders of Common Shares or ADSs pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent. We will not pay interest on the Offer Price for Common Shares or ADSs (see “Introduction” and “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment”).
Based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026, the Offer Price per Common Share was approximately U.S. $2.60 and the Offer Price per ADS was approximately U.S. $12.98 (which when divided by five is approximately U.S. $2.60 per Common Share). U.S. holders of Common Shares and holders of ADSs should be aware that fluctuations in the Peruvian Sol to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their Common Shares or ADSs to change accordingly.
If U.S. holders of Common Shares wish to receive the Offer Price in Peruvian Soles instead of U.S. dollars, they may tender their Common Shares into the Peru Offer.
If holders of ADSs wish to receive the Offer Price in Peruvian Soles instead of U.S. dollars, they may surrender their ADSs to the ADS Depositary in exchange for the withdrawal of Common Shares represented by the ADSs evidenced thereby in accordance with the terms of the Deposit Agreement. Those Common Shares may then be tendered into the Peru Offer. Holders of ADSs should refer to the Deposit Agreement and contact the ADS Depositary for further information on such procedures and any related fees. See “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Tender of ADSs – Surrendering ADSs for Common Shares in order to Tender Common Shares into the Peru Offer.” Holders wishing to do this should act as soon as possible so they will be in a position to tender Common Shares by the Expiration Date.
When will I be paid for my Common Shares or ADSs tendered into the U.S. Offer?
We expect to announce the final results of the Offers within one (1) trading day after the Expiration Date, and to pay for Common Shares and ADSs on the second trading day after the Expiration Date (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”). For purposes of this Offer to Purchase, “trading day” means any day on which both the LSE and the NYSE are open for trading.
How will I be paid for my tendered Common Shares or ADSs?
On the trading day after the Expiration Date, the aggregate Offer Price for the Common Shares we have purchased in the U.S. Offer will be converted from Peruvian Soles into U.S. dollars based on the “Applicable Exchange Rate.” On the second trading day after the Expiration Date, the resulting U.S. dollar amount will be deposited with the U.S. Tender Agent, which will transmit payment for your tendered and accepted Common Shares to you on the Settlement Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the trading day following the Expiration Date.

U.S. holders of Common Shares will receive a check, in U.S. dollars, from the U.S. Tender Agent for an amount equal to the U.S. dollar proceeds of the aggregate Offer Price of their tendered Common Shares (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
On the trading day after the Expiration Date, the aggregate Offer Price for the ADSs in the U.S. Offer will be converted from Peruvian Soles into U.S. dollars based on the “Applicable Exchange Rate.” On the second trading day after the Expiration Date, the resulting U.S. dollar amount will be deposited with the U.S. Tender Agent, which will transmit payment for your tendered and accepted ADSs to you on the Settlement Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the trading day following the Expiration Date.
If you are a registered holder of the ADSs, you will receive a check, in U.S. dollars, from the U.S. Tender Agent for an amount equal to the U.S. dollar proceeds of the aggregate Offer Price of your tendered ADSs. If you hold ADSs through a broker or other securities intermediary, the U.S. Tender Agent will credit The Depository Trust Company (“DTC”), for allocation by DTC to your broker or other securities intermediary, with an amount, in U.S. dollars, equal to the U.S. dollar proceeds of the aggregate Offer Price of your tendered ADSs (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
All payments will be distributed less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion but excluding fees related to the cancellation of tendered ADSs). Under no circumstances will interest be paid by us on the Offer Price pursuant to the U.S. Offer, regardless of any delay in making such payment (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment”).
All holders of Common Shares or ADSs that validly tendered, and did not properly withdraw, their securities into the U.S. Offer prior to the Expiration Date, as extended, will receive the same Offer Price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the Offers.
No fraction of a Common Share or ADS will be purchased from any holder and all payments made to holders of Common Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole U.S. cent. See “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs” for more information.
If I decide not to tender, how will the U.S. Offer affect my Common Shares or ADSs?
If you decide not to tender, you will continue to own your Common Shares or ADSs, as applicable.
Following consummation of the Offers, to the extent legally permitted by applicable law, we intend to delist the ADSs (and the Common Shares represented thereby) from the NYSE and to terminate registration of the Common Shares and ADSs under the Exchange Act. Any of these actions could adversely affect the liquidity and market value of the remaining Common Shares and ADSs held by the public. Terminating the registration of the Common Shares and ADSs under the Exchange Act would substantially reduce the information required to be furnished by the Company to such holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement to file an annual report on Form 20-F with the SEC. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”) may be impaired or eliminated.
We intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which exist.

See “The U.S. Offer – Possible Effects of the U.S. Offer on the Market for Common Shares and ADSs.”
Will I have the opportunity to sell my Common Shares or ADSs to Purchaser after the Offers are completed if I do not tender my Common Shares or ADSs into the Offers?
No assurance can be given that you will have an opportunity to sell your Common Shares or ADSs to Purchaser after the Offers are completed. Following the Offers, the number of Common Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Common Shares or ADSs or the liquidity of any such market may be significantly reduced. Following consummation of the Offers, to the extent legally permitted by applicable law, Purchaser intends to delist the ADSs (and the Common Shares represented thereby) from the NYSE and to terminate registration of the ADSs and Common Shares under the Exchange Act. See “The U.S. Offer – Possible Effects of the U.S. Offer on the Market for Common Shares and ADSs.”
What are the principal differences between the U.S. Offer and the Peru Offer?
The Offer Price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Peru Offer is the same price per Common Share payable by Purchaser to U.S. holders of Common Shares tendering their Common Shares into the U.S. Offer. Other material terms of the U.S. Offer and the Peru Offer are substantially the same. However, the Peru Offer is governed by, and subject to, Peruvian law, including the Peru Securities Market Law, the Peru Tender Offer Regulations (except for the provisions introduced by SMV Resolution No. 008-2026-SMV/01, which are not applicable to the Peru Offer) and certain exemptions to the Peru Tender Offer Regulations granted by the SMV to Purchaser by means of the Exception Resolution. U.S. holders that tender into the Peru Offer will need to consult the prospectus for the Peru Offer (the “Peru Offer Prospectus”) filed with the SMV and certain press releases and announcements that may be made in Peru but may not be made in the U.S. Such materials may not always be filed with the SEC. Certain differences between the terms of the U.S. Offer and the terms of the Peru Offer will result from differences in applicable law, including the following:
•
The U.S. Offer is only for U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States”) of Common Shares, and for ADS holders, wherever located. The Peru Offer is open to all holders of Common Shares, wherever located. Pursuant to Peruvian law, all holders of Common Shares must be allowed to participate in the Peru Offer.

•
The rights of U.S. holders to bring suits in Peru in relation to the Peru Offer are more limited than in the U.S. in relation to the U.S. Offer. Therefore, U.S. holders bringing suits in Peru in relation to the Peru Offer may have more difficulty protecting their interests than they would in the U.S. in relation to the U.S. Offer. It may also be difficult to effect service of process or enforce judgments obtained outside of Peru upon assets or persons located in Peru.

•	The LSE trading calendar may differ from the NYSE trading calendar. Therefore, the number of days that the Peru Offer is open may be different from the number of days that the U.S. Offer is open.
•	Holders of Common Shares who tender into the Peru Offer will receive Peruvian Soles. U.S. holders of Common Shares and holders of ADSs who tender into the U.S. Offer will receive U.S. dollars.
See “The U.S. Offer – Terms of the U.S. Offer – Peru Offer and the Dual Offer Structure.”
What are the conditions to the U.S. Offer?
The U.S. Offer is subject to certain conditions, including, among others:
•	the Peru Offer having not been suspended or declared invalid by the SMV or any other competent administrative or judicial body; and
•
no judgment, decision, order or other authoritative measure shall have been issued preventing, prohibiting or declaring illegal the U.S. Offer or the Peru Offer or the consummation of the U.S. Offer or the Peru Offer.

See “The U.S. Offer – Conditions to the Offers.”
What are the conditions to the Peru Offer?
The Peru Offer is subject to the same conditions as the U.S. Offer (see “The U.S. Offer – Conditions to the Offers”).

Are the Offers subject to any financing condition?
No. The Offers are not subject to any financing condition (see “The U.S. Offer – Conditions to the Offers” and “The U.S. Offer – Source and Amount of Funds”).
Are the Offers contingent on the tender of a minimum number of Common Shares?
No. The Offers are not contingent on the tender of a minimum number of Common Shares.
Does Purchaser require any approvals from any governmental authorities in order to acquire the Common Shares or the ADSs pursuant to the Offers?
No. Purchaser does not require any approvals from any governmental authorities in order to acquire the Common Shares or the ADSs pursuant to the Offers (see “The U.S. Offer – Conditions to the Offers”).
Can I tender ADSs into the Peru Offer?
No. You cannot directly tender your ADSs into the Peru Offer. As an alternative to tendering ADSs into the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Common Shares from the ADS program in which they are deposited and participate directly in the Peru Offer as a holder of Common Shares. The ADS holder should contact its broker or custodian to surrender to the ADS Depositary the ADSs representing Common Shares that it wishes to tender into the Peru Offer, pay a fee to the ADS Depositary in an amount of U.S. $0.05 per ADS for the surrender of those ADSs, and pay any taxes or governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement. See “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Tender of ADSs – Surrendering ADSs for Common Shares in order to Tender Common Shares into the Peru Offer.”
There are risks to undertaking this process insufficiently in advance of the expiration of the Peru Offer. A holder must allow sufficient time for its securities intermediary to tender its Common Shares on its behalf before 4:00 p.m., Lima time, on the Expiration Date, in the manner described in the Peru Offer Prospectus. In addition, there are other risks to participating in the Peru Offer as compared to the U.S. Offer, including as a result of the differences between the U.S. Offer and the Peru Offer (see “Summary Term Sheet – What are the principal differences between the U.S. Offer and the Peru Offer?”). U.S. holders that intend to tender their Common Shares into the Peru Offer should contact the Peru Tender Agent or the securities intermediary with which their Common Shares are deposited for a copy of the Peru Offer Prospectus and related Peru Offer documents (as filed with the SMV in Peru).
Who is a U.S. holder?
Rule 14d-1(d) under the Exchange Act defines a U.S. holder as “any security holder resident in the United States.”
I am a holder of Common Shares. Can I tender my Common Shares into the U.S. Offer?
You may tender Common Shares into the U.S. Offer only if you are a U.S. holder (within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States”). Any holder of Common Shares that is not a U.S. holder may only tender their Common Shares in the Peru Offer (see “The U.S. Offer – Terms of the U.S. Offer – Peru Offer and the Dual Offer Structure”).
I am a U.S. holder of Common Shares. How do I participate in the U.S. Offer?
If you are a U.S. holder of Common Shares that are not represented by ADSs and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you must deposit your Common Shares for issuance of ADSs (each of which will represent five Common Shares) that will be tendered into the U.S. Offer, in accordance with the procedures set forth below. U.S. holders of Common Shares who hold such shares through a broker, dealer, commercial bank, trust company, custodian or other nominee should contact their broker, dealer, commercial bank, trust company, custodian or other nominee in order to tender their Common Shares in the U.S. Offer. Note that local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 4.00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. You should consult your local custodian or securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs purchased pursuant to the U.S. Offer.
If you hold Common Shares in certificated form, you must arrange for your Common Shares to be dematerialized in order for you to participate in the U.S. Offer.
Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Company, Purchaser, Holcim, the Information Agent, the ADS Depositary, the ADS Custodian or the Peru Tender Agent.
I am a U.S. holder of Common Shares. Can I tender my Common Shares into the Peru Offer?
Yes. The Peru Offer is open to all holders of Common Shares, wherever located. However, there are risks to participating in the Peru Offer as compared to the U.S. Offer, including as a result of the differences between the U.S. Offer and the Peru Offer (see “ – What are the principal differences between the U.S. Offer and the Peru Offer?”). U.S. holders that intend to tender their Common Shares into the Peru Offer should contact the Peru Tender Agent or the securities intermediary with which their Common Shares are deposited for a copy of the Peru Offer Prospectus and related Peru Offer documents (as filed with the SMV in Peru).
I am a registered holder of ADRs evidencing ADSs. How do I participate in the U.S. Offer?
If you are a registered holder of ADRs evidencing ADSs and you intend to tender your ADRs in the U.S. Offer, you should timely submit the ADRs, together with a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of this Offer to Purchase. Your ADRs, ADS Letter of Transmittal and all other required documents must be received by the U.S. Tender Agent before 4.00 p.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed with a Medallion Guarantee.
The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. For more information about the procedure for tendering ADSs in the U.S. Offer, see “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Tender of ADSs – Registered Holders of ADRs Evidencing ADSs,” or contact the Information Agent at the telephone number and address set forth on the back cover of this Offer to Purchase.
Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents, to the Company, Purchaser, Holcim, the Information Agent, the ADS Depositary or the Peru Tender Agent.
I am a registered holder of uncertificated ADSs. How do I participate in the U.S. Offer?
If you hold uncertificated ADSs registered in your name on the books of the ADS Depositary, a properly completed and duly executed ADS Letter of Transmittal bearing your original signature, and all other documents required by the ADS Letter of Transmittal, must be received by the U.S. Tender Agent before 4.00 p.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. For more information about the procedure for tendering ADSs into the U.S. Offer, see “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Tender of ADSs – Registered Holders of Uncertificated ADSs,” or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.
Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Company, Purchaser, Holcim, the Information Agent, the ADS Depositary or the Peru Tender Agent.
I hold my ADSs through a broker or other securities intermediary. How do I participate in the U.S. Offer?
If you hold your ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through DTC before 4.00 p.m., New York City time, on the Expiration Date. Further, before 4.00 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (a) a confirmation of such tender and (b) an Agent’s Message (as defined below). DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 4.00 p.m., New York City time, on the Expiration Date to receive instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.
The term “Agent’s Message” means a message transmitted to the U.S. Tender Agent by DTC, received by the U.S. Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that we may enforce such agreement against such participant.
For more information about the procedures for tendering ADSs into the U.S. Offer, see “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Tender of ADSs – ADSs Held through a Broker or Other Securities Intermediary,” or contact the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.
Is Purchaser providing for guaranteed delivery procedures?
The Purchaser is not providing for guaranteed delivery procedures. Therefore, U.S. holders of Common Shares and ADS holders must allow sufficient time for the necessary tender procedures to be completed before the Expiration Date. U.S. holders of Common Shares and ADS holders must tender their securities in accordance with the procedures set forth in this Offer to Purchase and the accompanying ADS Letter of Transmittal. Tenders received by the U.S. Tender Agent after the Expiration Date will be disregarded and of no effect for purposes of the U.S. Offer.
Does Purchaser have the financial resources to make payment?
Yes. Purchaser has sufficient funds to purchase all validly tendered Common Shares and ADSs into the Offers that have not been properly withdrawn. As required by the Peru Tender Offer Regulations, Purchaser has guaranteed the payment of the full price offered for the acquisition of the Common Shares (including the Common Shares represented by ADSs) with a Letter of Guarantee issued by Banco BBVA Perú (the “Letter of Guarantee”) in favor of the Peru Tender Agent for the sum of S/ 1.896 billion. The Offers will be funded by an equity contribution to Purchaser by Holcim. The Offers are not subject to a financing condition. See “The U.S. Offer – Source and Amount of Funds.”
Pursuant to the Exception Resolution, Holcim shall be jointly and severally liable for the Purchaser’s obligations under the Offers.
Is Purchaser’s financial condition relevant to my decision to tender into the U.S. Offer?
No. The Purchaser’s financial condition should not be relevant to your decision whether to tender Common Shares or ADSs into the U.S. Offer because:
•	you will receive payment solely in cash for any Common Shares or ADSs that you tender into the U.S. Offer;
•
the Purchaser has sufficient funds to purchase all validly tendered Common Shares and ADSs into the Offers that have not been properly withdrawn. As required by the Peru Tender Offer Regulations, Purchaser has guaranteed the payment of the full price offered for the acquisition of the Common Shares (including the Common Shares represented by ADSs) with a Letter of Guarantee issued by Banco BBVA Perú in favor of the Peru Tender Agent for the sum of S/ 1.896 billion;

•	pursuant to the Exception Resolution, Holcim shall be jointly and severally liable for the Purchaser’s obligations under the Offers; and
•	the consummation of the Offers is not subject to any financing condition.
See “The U.S. Offer – Source and Amount of Funds.”
What are the material U.S. federal income tax consequences to a U.S. holder participating in the U.S. Offer?
A U.S. holder (as defined in “The U.S. Offer – Tax Considerations – Certain Material U.S. Federal Income Tax Consequences”) that tenders Common Shares or ADSs into the U.S. Offer generally will recognize gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (a) the amount realized by such U.S. holder in the U.S. Offer and (b) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. The gain or loss will be determined separately for each block of Common Shares or ADSs (that is, Common

Shares or ADSs acquired at the same cost in a single transaction). Such gain or loss will generally be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one year. The tax consequences to you will depend on your individual situation. We urge you to consult your tax advisor to determine the particular tax consequences to you of the U.S. Offer, including the application and effect of any U.S. federal, state, or local or non-U.S. income and other tax laws (see “The U.S. Offer – Tax Considerations – Certain Material U.S. Federal Income Tax Consequences”).
What are the material Peruvian tax consequences of participating in the U.S. Offer?
A Non-Peruvian Holder (as defined in “The U.S. Offer – Tax Considerations – Material Peruvian Tax Considerations”) that tenders Common Shares into the U.S. Offer generally will recognize a gain or loss, for Peruvian tax purposes, in an amount equal to the difference, if any, between (a) the cash received in the U.S. Offer and (b) the Non-Peruvian Holder’s tax cost basis in the Common Shares exchanged therefor. The capital gains rate in Peru is generally 30%. In addition, a Non-Peruvian Holder must obtain certification of its tax cost basis from the Peruvian tax authorities or the Non-Peruvian Holder will be subject to taxation on a gross basis. A Non-Peruvian Holder that tenders ADSs will not be subject to Peruvian tax. The tax consequences to you will depend on your individual situation. We urge you to consult your tax advisor to determine the particular Peruvian tax consequences to you of the U.S. Offer (see “The U.S. Offer – Tax Considerations – Material Peruvian Tax Considerations”).
Do you think that the U.S. Offer is fair to holders of Common Shares and ADS?
Yes. Based on our knowledge and analysis of available information relating to the Company, including information regarding the Company and its business provided by the Company’s senior management in the course of our discussions with them, and the additional factors discussed herein, we believe that the U.S. Offer is both substantively and procedurally fair to the unaffiliated shareholders of the Company. Neither the Company nor its senior management has expressed any view as to the fairness of the U.S. Offer. See “Special Factors —Position of Purchaser Regarding Fairness of the Offers.”
What does the Company Board think about the U.S. Offer?
Under Peruvian law, the Company’s board of directors (the “Company Board”) does not have an obligation to recommend to investors whether to accept the offer, but an obligation to remain neutral and issue an statement with respect to the advantages or disadvantages of the Offers within seven (7) trading days since the commencement of the Offers. In addition, under U.S. law, within ten U.S. business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company Board is required to explain the reasons for its position. See “—Background.” A more complete description of the Company Board’s position with respect to the Offers will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.
Am I entitled to appraisal rights or redemption rights in connection with the U.S. Offer?
No. Peruvian law does not recognize appraisal rights or redemption rights upon completion of a tender offer and therefore neither appraisal rights nor redemption rights are available in connection with the Offers.
How long do I have to decide whether to tender into the U.S. Offer?
Unless we extend the U.S. Offer, you have until 4.00 p.m., New York City time, on the Expiration Date to tender your Common Shares or ADSs, by which time the U.S. Tender Agent must receive all documents necessary in accordance with the procedures set forth in this Offer to Purchase.
Under what circumstances can or must Purchaser extend the U.S. Offer?
Pursuant to applicable U.S. laws, we may extend the U.S. Offer at any time (see “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Extension of Tender Offer Period and Amendments”).
If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. Moreover, we will extend the U.S. Offer so that the offer period matches that of the Peru Offer.

How will I be notified if the U.S. Offer is extended?
If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the U.S. Offer. See “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Extension of Tender Offer Period and Amendments.”
If the U.S. Offer is extended, what impact will this have on the Peru Offer?
We expect to conduct the U.S. Offer and the Peru Offer simultaneously and therefore the U.S. Offer and the Peru Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Peru Offer for the length of the extension of the U.S. Offer; provided, however, that in no event shall the Peru Offer be extended such that its total duration exceeds forty (40) trading days. See “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Extension of Tender Offer Period and Amendments.”
If the Peru Offer is extended, what impact will this have on the U.S. Offer?
We expect to conduct the U.S. Offer and the Peru Offer simultaneously and therefore the U.S. Offer and the Peru Offer will expire on the same day. If the Peru Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Peru Offer. See “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Extension of Tender Offer Period and Amendments.”
Will there be a subsequent offering period?
No.
How do I withdraw previously tendered Common Shares or ADSs?
If you have tendered Common Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Common Shares or ADSs, and such notice must be received by the U.S. Tender Agent before 4.00 p.m., New York City time, on the Expiration Date. If you hold your ADSs through a broker or other securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 4.00 p.m., New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures. See “The U.S. Offer – Withdrawal Rights.”
Will I have to pay any brokerage fees or commissions?
If your Common Shares or ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your Common Shares or ADSs, or completes any of the requirements set forth in “The U.S. Offer – Procedures for Tendering into the U.S. Offer,” in each case, as instructed by you, your intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine whether any charges will apply.
What is the market value of my Common Shares or my ADSs as of a recent date?
On October 20, 2026, the last full trading day before the announcement of our intention to conduct the Offers, the closing sale price for shares reported on the LSE was S/ 8.45 per share (or U.S. $2.46 based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026). Before deciding whether to tender, you should obtain a current market quotation for Common Shares (see “The U.S. Offer – Price Range of Common Shares and ADSs”).
On October 20, 2026, the last full trading day before the announcement of our intention to conduct the Offers, the closing sale price for ADSs reported on the NYSE was U.S. $12.64 per ADS (which when divided by five is approximately U.S. $2.53 per Common Share). Before deciding whether to tender, you should obtain a current market quotation for ADSs (see “The U.S. Offer – Price Range of Common Shares and ADSs”).

Who should I call if I have questions about the U.S. Offer?
Holders, banks and brokers in the U.S. or Canada may call the Information Agent at its toll-free number (888) 463-2841. Holders outside the U.S. and Canada may call +1 (719) 490-8721. Holders may also contact the Information Agent in writing at its address at Georgeson, LLC, Attn: Holcim/Pacasmayo, 51 West 52nd Street, 6th Floor, New York, NY 10019. Material requests (only) may be made to the Information Agent by email (pacasmayo@georgeson.com). The Information Agent’s contact information is also detailed on the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON SHARES WHO ARE U.S. HOLDERS AND
ALL HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING COMMON
SHARES
OF
CEMENTOS PACASMAYO S.A.A.:
INTRODUCTION
Purchaser is offering to purchase all of the outstanding Common Shares, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates), through concurrent tender offers in Peru and in the United States.
On December 15, 2025, Holcim entered into the Purchase Agreement, pursuant to which Holcim agreed to launch and complete a public tender offer for at least 24.99% of the Common Shares within the timeframe permitted under Peruvian law. On June 15, 2026, Holcim’s Executive Committee determined that the Public Tender Offer would be made for any and all of the issued and outstanding Common Shares.
The U.S. Offer. Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 8.93 per Common Share and S/ 44.65 per ADS, in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer – Terms of the U.S. Offer – Material Terms – Consideration and Payment”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying ADS Letter of Transmittal.
The Peru Offer. Concurrent with the U.S. Offer, Purchaser is making an offer to purchase Common Shares from all holders of Common Shares, wherever located, for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.
Following consummation of the Offers, to the extent legally permitted by applicable law, Purchaser intends to delist the ADSs (and the Common Shares represented thereby) from the NYSE and to terminate registration of the ADSs and Common Shares under the Exchange Act.
Purchaser is offering to purchase all outstanding Common Shares, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates), in the aggregate, pursuant to the Offers.
The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. U.S. holders of Common Shares who wish to participate in the Offers may do so by either (a) depositing, at no cost to such holders, their Common Shares with the ADS Depositary, for issuance of ADSs, which may be tendered in the U.S. Offer or (b) tendering their Common Shares in the Peru Offer. Purchaser will accept for payment Common Shares and ADSs that are validly tendered and not properly withdrawn before 4.00 p.m., New York City time, on the Expiration Date. Holders of Common Shares that are not U.S. holders may not use this Offer to Purchase and may only tender their Common Shares into the Peru Offer. A separate prospectus, for use by holders of Common Shares, wherever located, is being published concurrently in Peru, in accordance with the Peru Securities Market Law and the Peru Tender Offer Regulations.
The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion), to such holders. Purchaser will pay the fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement; accordingly, such cancellation fee will not be deducted from the Offer Price payable to holders of ADSs. A cancellation fee will also not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in this Offer to Purchase.
We expect to announce the final results of the Offers within one (1) trading day after the Expiration Date and to pay for Common Shares and ADSs on the second trading day after the Expiration Date. For purposes of this Offer to Purchase, “trading day” means any day on which both LSE and the NYSE are open for trading. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited with Computershare Trust Company, N.A., which has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”), on the second trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
The obligation of Purchaser to accept for payment and pay for Common Shares held by U.S. holders and ADSs held by all holders, in each case validly tendered (and not properly withdrawn) in the U.S. Offer prior to the Expiration Date is subject to the satisfaction or, to the extent legally permitted, waiver of certain conditions. See “The U.S. Offer – Conditions to the Offers” which sets forth all the conditions to the U.S. Offer. There is no financing condition to the U.S. Offer and no minimum acceptance level condition.
Purchaser intends to conduct the U.S. Offer in compliance with the applicable regulatory requirements in the United States, including the applicable requirements of Regulations 14D and 14E under the Exchange Act. Purchaser is relying on the “Tier II” exemption under the Exchange Act in respect of the U.S. Offer. The “Tier II” exemption provides partial relief from the applicability of Exchange Act rules governing third party tender offers involving the securities of a foreign private issuer if greater than 10% but no more than 40% of the subject class of securities are held by U.S. holders. In determining that the “Tier II” exemption applies to the U.S. Offer, Purchaser has determined the percentage of outstanding shares held by U.S. holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act.
To the extent permissible under Rule 14e-5 of the Exchange Act, the Peru Tender Offer Regulations and other applicable law or regulation, Purchaser and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Common Shares or any securities that are immediately convertible into, exchangeable for, or exercisable for, Common Shares, other than pursuant to the U.S. Offer and/or the Peru Offer, before, during or after the period during which the U.S. Offer and the Peru Offer remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases, and any corresponding legal requirements, will be disclosed and/or enacted, as applicable, as required by law or regulation in Peru. This information will be disclosed in the U.S. through the Schedule TO or any amendment thereto filed with the SEC and available for free at the SEC’s website at www.sec.gov.
Under the Peruvian Tender Offer Regulations, until the results of the Peru Offer are published, the following may not acquire the securities subject to the Peru Offer, directly or indirectly, outside the offer: the obligated party, the initial offeror, any competing offeror, and persons related to any of them. The prohibition also applies to any individual or legal entity, acting alone or jointly, in concert with the obligated party or with any of those persons.
In addition, pursuant to the Exchange Act, the Company is required to file the Schedule 14D-9 with the SEC, within 10 business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, the Company is required to set forth whether the Company recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral towards the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Such information will be available for free at the SEC’s website at www.sec.gov when filed by the Company. Holders of ADSs and U.S. holders of Common Shares should read carefully the Schedule 14D-9 when available.
THIS OFFER TO PURCHASE AND THE ACCOMPANYING ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ CAREFULLY THIS OFFER TO PURCHASE AND THE ADS LETTER OF TRANSMITTAL IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE U.S. OFFER.
Cautionary Statement Regarding Forward-Looking Statements
This U.S. Offer to Purchase and the related ADS Letter of Transmittal include certain forward-looking statements. These statements may be identified by words like “believes,” “anticipates,” “plans,” “expects,” “should,” “will,” “intends,” “risk,” “goal,” “estimate,” “future,” “may,” “should,” “could,” “seek,” “continues,” “pursues,” “possible,” “potential,” “would,” and similar expressions and include, but are not limited to, statements that are predictive in nature and depend upon or refer to future events, conditions, circumstances or the future performance of Holcim or the Company or their respective affiliates, including as a result of the consummation of the Offers. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, general economic, capital market and business conditions, competitive factors and general industry trends, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to the Company after the completion of the Offers. Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect new information or future developments, except to the extent required by law. You should not place undue reliance on forward-looking statements contained in this U.S. Offer to Purchase and the related ADS Letter of Transmittal.

SPECIAL FACTORS
1.	Background
Holcim Ltd (“Holcim”) is the ultimate parent entity of the Holcim Group, a leading global provider of building materials and construction solutions, producing and supplying cement, aggregates, ready-mix concrete, roofing systems and other building products for infrastructure, commercial, industrial and residential markets worldwide. Holcim operates in over 45 countries and focuses on sustainable and low-carbon construction materials and solutions.
Holcim has been a long-time follower of the Company’s activities and performance, and has communicated periodically with members of the Company’s management at industry meetings and in the course of regular business interaction. Holcim held a minority stake in the Company until it sold its entire stake in 2008.
In April 2025, Holcim contacted representatives of Freshfields US LLP (“Freshfields”), US counsel to Holcim, and representatives of Muñiz, Olaya, Meléndez, Castro, Ono & Herrera Abogados (“Muñiz”), Peruvian counsel to Holcim, for advice regarding the legal and regulatory requirements in respect of a potential acquisition of shares of a company listed on the Lima Stock Exchange (Bolsa de Valores de Lima) with American Depositary Shares listed on the New York Stock Exchange.
In May and July, 2025, representatives of Holcim approached a representative of the Sellers to inquire and discuss whether the Sellers would be willing to explore a potential sale of their shares in the Company to Holcim.
In June 2025, Holcim engaged the law firm of Pérez-Llorca Abogados, S.L.P. (f/k/a Miranda & Amado) (“Miranda & Amado”) to act as Peruvian competition law counsel. In the same month, Holcim also engaged the services of the economist firm of Apoyo Consultoria (“Apoyo”) to assist Holcim in its competition law analysis of the potential transaction. Miranda & Amado and Apoyo prepared an analysis of the merger clearance process of a potential acquisition of the Sellers’ shares by Holcim.
In late July 2025, a representative of the Sellers indicated that Holcim’s interest in the acquisition would be communicated to the Sellers. On July 31, 2025, an affiliate of Holcim and ASPI signed a non-disclosure agreement.
In early August 2025, a representative of the Sellers informed representatives of Holcim that the Sellers had indicated that they could potentially be interested in a sale of their shares to Holcim. Following this, during August, 2025, a representative of Holcim and a representative of the Sellers held meetings and conversations to discuss in more detail whether a potential acquisition of the Sellers’ shares in the Company could be feasible and the possible terms of such potential acquisition. Holcim communicated that, subject to completion of satisfactory due diligence and agreement on other terms and conditions, Holcim might consider a valuation of the Company in the range of 8.0x to 8.5x the Company’s last twelve months’ EBITDA (“LTM EBITDA”). By the end of August, the representative of the Sellers, indicated that Holcim should, if serious about pursuing a potential transaction, submit a written, non-binding indication of interest to the Sellers for their further consideration.
On September 2, 2025, Holcim contacted (and subsequently engaged) Deutsche Bank as financial advisor to assist Holcim in connection with its evaluation and negotiation of a potential transaction involving the Sellers’ shares in the Company.
On September 5, 2025, Holcim contacted (and subsequently engaged) Deloitte Touche Tohmatsu Limited as advisor to assist Holcim in connection with potential financial, accounting and tax due diligence on the Company.
On September 8, 2025, Holcim submitted a preliminary non-binding indication of interest in writing to the Sellers indicating that, subject to completion of satisfactory due diligence and agreement on other standard terms and conditions, Holcim was willing to purchase all of the Sellers’ shares of the Company based on an implied valuation of the Company in the range of 8.0x to 9.0x the Company’s LTM EBITDA.
On September 9, 2025, a representative of the Sellers emailed Holcim to acknowledge receipt of Holcim’s non-binding indication of interest and the Sellers’s willingness to explore further a potential transaction. On the same date, an affiliate of Holcim and ASPI entered into a mutual exclusivity agreement, pursuant to which the Sellers and Holcim agreed to negotiate a potential sale of the Seller’ shares of the Company exclusively with one another. On September 9, 2025, the Company also filed a reserved event to inform the SMV of Holcim’s interest in evaluating a potential acquisition of shares of the Company and Holcim’s desire to conduct due diligence on the Company.

On September 23, 2025, representatives of Holcim met with the Sellers’ advisors to discuss a process for Holcim to conduct due diligence on the Company and other procedural matters. Representatives of J&A Garrigues, S.L.P (“Garrigues”), Peruvian counsel to the Sellers, a representative of Becker, Glynn, Muffly, Chassin & Hosinski LLP (“Becker Glynn”), US counsel to the Sellers, and representatives of Muñiz also attended this meeting.
On September 30, 2025, Becker Glynn sent a draft share purchase agreement to Holcim.
In October 2025, Holcim engaged the services of advisory firm The ERM Group to assist Holcim in the environmental due diligence of the Company’s operations.
Throughout October 2025, Holcim and its advisors conducted due diligence on the Company and the Sellers’ shares of the Company. Between October 5, 2025 and October 14, 2025, Holcim exchanged information requests and written Q&A with the Company and the Sellers’ advisors. Between October 19, 2025 and October 31, 2025, the Sellers populated a virtual data room in response to Holcim’s ongoing due diligence requests.
On October 12, 2025, representatives of the Sellers and representatives of Holcim met at Holcim’s offices in Zug, Switzerland, at which time Holcim engaged in due diligence sessions on the Company and its financial performance and information.
Throughout November 2025, Holcim and its advisors continued their due diligence on the Company and the Sellers’ shares of the Company. Representatives of Holcim were in regular contact with the Sellers’ representatives and advisors regarding overall transaction timelines and progress.
From November 11, 2025 to November 13, 2025, representatives of Holcim, including its technical experts, visited the Company’s Pacasmayo, Piura and Rioja sites.
Between November 20, 2025 and November 21, 2025, representatives of Holcim discussed with the Sellers’ representatives the status of the transaction following Holcim’s visits to the Company’s sites, the need to align on final valuation and commercial terms and, assuming the parties could reach such alignment, the roadmap for signing and announcing a transaction.
On November 21, 2025, representatives of Holcim, Freshfields, Muñiz, Becker Glynn and the Sellers met virtually to discuss Holcim’s open issues with respect to the Sellers’ draft of the share purchase agreement. Later, on the same day, Holcim shared its mark-up of the share purchase agreement with the Sellers and their advisors.
On December 5, 2025, Becker Glynn shared a mark-up of the share purchase agreement with Holcim and its advisors.
On December 6, 2025 and December 7, 2025, representatives of Holcim met in person with the Sellers’ representatives to discuss Holcim’s valuation methodology, the Company’s performance and other valuation-related matters. At the end of such meetings, the parties agreed for purposes of the purchase of the Sellers’ shares of the Company to value the Company at S/5,100 MM, or approximately U.S. $1.5 billion, implying a multiple of approximately 9x LTM EBITDA for the period ending July 31, 2025.
Between December 5, 2025 and December 13, 2025, representatives of Holcim, Freshfields and Muñiz, on the one hand, and representatives of the Sellers, Becker Glynn and Garrigues, on the other hand, participated in a number of discussions regarding the transaction and execution of the transaction. The discussions covered, among other things, due diligence matters and transaction documentation, including the share purchase agreement and disclosure schedules. During this time, the parties exchanged mark-ups of definitive transaction agreements.
From December 9, 2025 through December 12, 2025, representatives of Holcim, Freshfields and Muñiz (virtually), on the one hand, and representatives of the Sellers, Becker Glynn and Garrigues, on the other hand, met in person at the offices of Becker Glynn in New York City, New York, to discuss due diligence matters and to negotiate the share purchase agreement, disclosure schedules and other transaction documentation. During this time, the parties exchanged mark-ups of transaction agreements.
On December 10, 2025, Holcim entered into a clean team agreement with ASPI to enable Holcim to conduct its final confirmatory commercial due diligence on the Company, including review of customer contracts, access to which the Sellers declined to provide until the parties had finalized all key commercial terms of the transaction, including valuation, and were near executing a transaction for the purchase of the Sellers’ shares of the Company.

From December 12, 2025 until December 14, 2025, the parties continued to exchange mark-ups and to finalize transaction agreements. On December 15, 2025, the parties executed definitive transaction agreements. On December 16, 2025, the Company announced that Holcim had agreed to acquire 99.992136% of the shares of ASPI, which owned 50.01% of the share capital of the Company. Completion of the acquisition was subject to satisfaction of customary closing conditions, including receipt of the approval of the National Institute for the Defense of Competition and the Protection of Intellectual Property (“INDECOPI”).
On March 21, 2026, the Company announced that INDECOPI had authorized Holcim’s purchase of the Sellers’ shares of the Company without conditions.
On March 30, 2026, Holcim completed its acquisition of the Sellers’ shares of the Company and designated Santiago Maria Ojea Quintana and Simon Rolf Kronenberg as directors on the Company Board. Under the terms of the Share Purchase Agreement and based on Peruvian law, Holcim became obligated to launch and complete a public tender offer for at least an additional 24.99% of the Common Shares of the Company within the timeframe permitted under Peruvian law (the “Public Tender Offer”).
On April 6, 2026, Holcim filed a Schedule 13D with the SEC reflecting its ownership of Common Shares following closing of the ASPI Acquisition, and in which it stated its intention to delist the Common Shares (traded in the form of American Depositary Shares) from the NYSE and to deregister the Common Shares under the Exchange Act following consummation of the Public Tender Offer.
On April 10, 2026 Holcim submitted a letter to the SMV requesting that the SMV appoint a valuation entity to determine the minimum price Holcim may offer for the Common Shares in the Public Tender Offer.
On June 15, 2026, Holcim’s Executive Committee determined that the Public Tender Offer would be made for any and all of the issued and outstanding Common Shares.
On June 17, 2026, Holcim submitted a letter to the SMV requesting that the SMV permit ASPI to act as the offeror in the Public Tender Offer.
On September 1, 2026, the SMV appointed MSRA S.A.C. (“MSRA”) as the valuation entity to determine the minimum price Holcim may offer for the Common Shares in the Public Tender Offer.
On October 14, 2026, pursuant to Oficio No. 5172-2026-SMV/11.1, the SMV communicated its granting of an exception to Holcim, to permit the Public Tender Offer to be conducted by ASPI.
On October 14, 2026, representatives of MSRA published its valuation report on the Company.
On October 20, 2026, Banco BBVA Peru S.A. issued a carta fianza or letter of guarantee on behalf of Purchaser, guaranteeing the payment of the aggregate purchase price payable by Purchaser upon the consummation of the Offers.
2.	Purpose and Reasons for the Offers; Going Private Transaction; Plans for the Company
Purpose of the Offers
Holcim consummated the ASPI Acquisition for corporate and strategic investment purposes as a manufacturer of construction and building materials and to expand Holcim’s presence in Peru. As a result of the ASPI Acquisition and Holcim’s indirect acquisition of 50.01% of the Common Shares, the Peruvian Tender Offer Regulations require us to launch and complete a mandatory tender offer for at least an additional 24.99% of the Common Shares within the timeframe permitted under Peruvian law. Under applicable Peruvian law, the offer price in a subsequent mandatory tender offer may not be lower than the minimum price determined in the valuation report prepared by an independent third-party valuation firm selected by a committee appointed by the SMV, and that minimum price may in no case be lower than the consideration paid in the transactions that gave rise to the obligation to make the tender offer. See – “Background.” On June 15, 2026, Holcim’s Executive Committee determined that the Offers would be made for any and all of the issued and outstanding Common Shares. This summary of Purchaser’s reasons for conducting the Offers and the other information presented in this section may be considered forward-looking statements and, therefore, should be read in light of the factors discussed under the “Cautionary Statement Regarding Forward-Looking Statements” sub-section of this U.S. Offer to Purchase.
Purchaser currently intends to retain all Common Shares acquired pursuant to the Offers subject to possible intra-group transactions and restructurings.

If you tender your Common Shares or ADSs in the Offers, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth after the Offers close. Similarly, after tendering your Common Shares or ADSs in the Offers, you will not bear the risk of any decrease in the value of the Company.
Going Private Transaction
The U.S. Offer constitutes a “going private” transaction as defined in Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the U.S. Offer and the consideration offered to unaffiliated security holders be filed with the SEC and disclosed to such unaffiliated security holders. Purchaser has provided such information in this U.S. Offer to Purchase, in the combined Schedule TO and Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.
Plans for the Company
Following completion of the Offers, Purchaser will conduct a detailed review of the Company and its assets, corporate structure, board composition, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 13(a) and Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances that exist following completion of the Offers. Purchaser will evaluate the business and operations of the Company following the consummation of the Offers and will take such actions as Purchaser deems appropriate under the circumstances then existing. Thereafter, Purchaser intends to analyze such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to continue enhancing the development of the Company’s potential. Possible changes could include changes in the Company’s business, corporate structure, organizational documents, capitalization, management, business development opportunities, indebtedness, dividend policy or to the Board. While Purchaser’s plans with respect to the Company do not currently include changing its business and general strategy, Purchaser will consider what, if any, changes would be desirable in light of its review and the circumstances that exist after the completion of the Offers.
If the conditions for completion of the Offers are satisfied and the Offers are successful, following the consummation of the Offers and to the extent legally permitted by applicable law, Purchaser intends to delist the ADS from NYSE and to terminate the registration of the ADSs and Common Shares under the Exchange Act.
Purchaser expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments. Specifically, it may evaluate the feasibility or possibility of making investments or divestments in business lines, selling assets, or forming strategic alliances for the development of the Company’s business. Any such transactions would be subject to the required corporate and governmental approvals under applicable current legislation. Similarly, Purchaser may evaluate the feasibility or possibility of making changes to align with strategic goals, subject to applicable corporate approvals.
Initially following the consummation of the Offers, the Company’s business and operations will be continued substantially as they are currently being conducted and, except as disclosed in this Offer to Purchase, neither Purchaser nor, to the best of our knowledge, any of the persons listed in Schedule I hereto, has any current plans, proposals or negotiations that relate to or would result in the following: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (b) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization, (d) any change in the present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board, any changes concerning the Company’s management or employees, or to change any material term of the employment contract of any executive officer or other employee, or (e) any other material change in the Company’s corporate structure, business or with regard to the Company’s operational sites. Following consummation of the Offers, to the extent legally permitted by applicable law, Purchaser intends to delist the ADSs (and the Common Shares represented thereby) from the NYSE and to terminate registration of the ADSs and Common Shares under the Exchange Act.
Other than as described in this Offer to Purchase, including but not limited to as a result of the potential delisting of the ADSs from the NYSE, we do not at this point in time anticipate that the Company’s business will be materially affected as a result of the Offers. However, as noted above, upon completion of our detailed review following completion of the Offers, we intend to leverage Holcim’s long-term knowledge and experience in the construction sector across numerous jurisdictions to explore potential synergies, focus on long-term business goals and pursue any potential strategic transactions and acquisitions that may arise.
3.	The Recommendation by the Board
The Company Board is, in accordance with Peruvian law, required to issue within seven (7) trading days following the commencement of the Offers, a reasoned report setting forth the advantages and disadvantages of accepting the Peru Offer, detailing its observations in favor of or against the offer, as well as:
a.	Information regarding the existence of any agreement between the Offeror and the Company and/or the members of its management bodies and/or the shareholders of the Company related to the Peru Offer.
b.
Information provided by the Board, the General Manager, or the principal executives of the Company that could indicate the existence of any actual or potential conflict of interest they may have with respect to the Offers.

c.	Any comments, objections, or reservations, together with the supporting grounds therefor, that may have been raised by any director regarding the advantages and disadvantages of accepting the Offers.
d.	Any other information known to the Company Board that is relevant to the decision to be made by the recipients of the Offers.
In addition, under U.S. law, within ten U.S. business days after the commencement of the U.S. Offer, the Company is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the U.S. Offer, recommends against the U.S. Offer, expresses no position and remains neutral in connection with the U.S. Offer or expresses that it is unable to take a position regarding the U.S. Offer. In each case the Company Board is required to explain the reasons for its position. See “—Background.” A more complete description of the Company Board’s position with respect to the Offers will be set forth in the Schedule 14D-9 to be filed by the Company with the SEC and furnished to shareholders of the Company in connection with the U.S. Offer.
4.	Summary of MSRA S.A.C. Valuation Report
The Valuation Report was prepared in compliance with the requirements detailed in Annex V of the Regulations on Public Tender Offers and the Purchase of Securities by Exclusion, approved by CONASEV Resolution No. 009-2006-EF/94.10, based on publicly available information, as well as all information provided by the Company and Holcim Ltd. In a mandatory tender offer, a valuation report on the target must be prepared by a valuation firm in accordance with specific procedures established by Peruvian regulations. In accordance with the Peruvian regulations governing the Peru Offer, MSRA was appointed by a special committee (the “Appointing Committee”) comprised of three SMV officers and one representative appointed by the Company, who had no voting rights in the Appointing Committee. On September 1, 2026 the Appointing Committee selected MSRA to perform a valuation of the Company. On October 14, 2026 MSRA delivered the Valuation Report, which was publicly disclosed.
MSRA prepared the Valuation Report with respect to and exclusively for the Peru Offer, in accordance with applicable provisions of Peruvian law and regulations. Under applicable Peruvian law, the offer price in a subsequent mandatory tender offer may not be lower than the minimum price determined in the valuation report prepared by an independent third-party valuation firm, and that minimum price may in no case be lower than the consideration paid in the transactions that gave rise to the obligation to make the tender offer. The Valuation Report was prepared for exclusive use within the context of the Peru Offer and should not be used for any other purpose. The Company’s shareholders should conduct their own analysis of the U.S. Offer and should rely on their own financial, tax and legal advisers when evaluating the U.S. Offer.
MSRA is a professional services firm founded in 2011. It offers services in financial management, valuation, strategic and financial planning, financing, mergers and acquisitions (M&A), and corporate governance.
The Valuation Report is not, and should not be used as, (i) an opinion as to the adequacy of the U.S. Offer; (ii) a recommendation regarding any aspects of the U.S. Offer; (iii) a valuation report issued for any purposes other than those provided for by applicable Peruvian law and regulations in connection with tender offers of this type; or (iv) an opinion on the adequacy or a determination of a fair price for the U.S. Offer. The Valuation Report was not compiled or created for the purposes of complying with any law or regulation in Peru or abroad, except for those applicable to the Peru Offer.

Upon delivery of the Valuation Report by MSRA, we paid MSRA a fee of S/ 271,736.00 for the preparation of the Valuation Report and expect to reimburse MSRA for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement.
You should consider the following when reading the discussion of the Valuation Report of MSRA:
•
We urge you to read carefully the full text of the Valuation Report, which is available for inspection and copying by any interested holder or its representative designated in writing during regular business hours at the principal executive offices of Purchaser. An English translation of the Valuation Report has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The information agent set forth on the back cover of this offer to purchase will provide a copy of the Valuation Report, in either Spanish or English, upon written request and at the expense of the requesting holder or its representative designated in writing. The summary of the Valuation Report set forth below is qualified in its entirety by reference to the full text of the Valuation Report.

•	The Valuation Report was prepared exclusively in Spanish and has been freely translated into English.
•
The Valuation Report was prepared to comply with the Peruvian legal requirements referred to above solely for the purpose described above and is not to be used for any other purpose or by third parties. MSRA’s services did not include any advice whatsoever, including legal or accounting, and it has not provided any legal, regulatory or tax services with respect to the Valuation Report or the Offers. Consequently, the preparation of the Valuation Report does not include any opinion related to such services.

In preparing the Valuation Report, MSRA assumed, and relied upon, the accuracy, content, veracity, completeness, sufficiency and integrity of all such information provided by, obtained from or discussed with the Company or Holcim Ltd, or from other public and non-public information, in all material respects.
The Valuation Report is the result of a complex process involving selection of the most appropriate methods of analysis and their applicability to specific circumstances. In order to reach the conclusions presented in the Valuation Report, MSRA took into account the relevant factors as applied to the Company’s specific circumstances. The final conclusions of the Valuation Report are the result of such analysis, considered as a whole. Selecting portions of MSRA’s analysis without considering it as a whole could provide only an incomplete view of the processes underlying the Valuation Report. Valuations of companies and segments that were prepared by other appraisers or by the companies themselves, may treat different factors of analysis in different ways when compared to the approach used in the Valuation Report, and consequently, may present significantly different results.
The Valuation Report is not intended to be the sole basis for an evaluation of the Common Shares and ADSs and, therefore, the Valuation Report does not comprise all the necessary information needed for such purpose. Consequently, it does not represent or constitute any form of recommendation by MSRA in connection with the Offers. The content of the Valuation Report is not, and shall not be, considered a promise or guarantee with respect to the past or future. The decision to accept or reject the U.S. Offer is solely the responsibility of the Company’s shareholders.
The Valuation Report shall not be used for any purpose other than within the strict context of the Offers without the previous and written authorization of MSRA.

The following is a summary of the material analyses undertaken by MSRA in connection with the preparation of the Valuation Report.
Summary of Valuations
The following table provides a summary of the valuations derived by MSRA based on the various methodologies utilized in the Valuation Report. Each of these methodologies is then discussed in greater detail following the table.

Valuation Methodology	Valuation
Book value per share	S/ 2.98
Liquidation value per share	S/ 0.84
Weighted average price of trades	S/ 6.09
Price of tender offers made in the prior twelve months	N/A
Going concern (discounted cash flow)	S/ 8.63
Valuation based on multiples and comparable transactions	S/ 7.01
Value of the consideration in the Transactions (including interest)	S/ 8.93

Book Value
MSRA determined the Company’s book value per share as of March 30, 2026 by calculating the quotient of the book value of shareholders’ equity as of March 31, 2026 attributable to the Common Shares and the total number of Common Shares outstanding as of March 31, 2026. This methodology, however, does not reflect the fair value of a company’s shares in general because (a) it does not incorporate the potential of the industry and ongoing operations, (b) it does not include business risks, (c) it does not account for the time value of money, and (d) it may be distorted by accounting policies (particularly those related to the accounting treatment of land and right-of-use assets and liabilities, among others). As of March 31, 2026 total shareholders’ equity was S/ 1,273,246,000, of which S/ 1,263,036,000 (99.1981%) was attributed to the Common Shares based on “equivalent shares”, which reflects the sum of (a) the number of investment shares outstanding (excluding treasury shares) and (b) the number of Common Shares multiplied by one plus the Premium (as defined below) (“Equivalent Shares”). As of March 31, 2026 the Company had 423,868,449 Common Shares outstanding, which yields a book value per share of S/ 2.98.
MSRA estimated and applied a premium for Common Shares relative to investment shares in all methodologies (other than the value of the consideration in the transactions that gave rise to the obligation to make the Offers), based on the voting rights held by the Common Shares (and not held by investment shares). Due to the benefits of control, MSRA ascribed a premium of 23.70% (the “Premium”) to Common Shares relative to investment shares. The Premium was estimated based on the median of a 3-year series (as of March 31, 2026) from Moore Hong Kong.
Liquidation Value
Under this methodology, MSRA estimated the value of the Common Shares as the net amount that Company shareholders would receive if the Company ceased operations on the valuation date (March 30, 2026), realized all its assets at market price, and settled all its liabilities and obligations. Due to the context of a liquidation — which involves a short timeframe — the sale of assets would have to be conducted at a discount to the values recorded on the Company balance sheet as of March 31, 2026. MSRA undertook the following steps in performing this analysis: (i) take the individual balance sheet corresponding to the date on which the Company would be liquidated; (ii) apply realization factors to each asset based on its characteristics, including the realization value of land based on independent appraisal reports; (iii) deduct current liabilities, labor obligations, and the costs of the process; (iv) calculate income tax and the capital gains tax on the sale of assets; and (v) allocate the net amount between the Common Shares and investment shares. In addition to the limitations noted regarding the book value methodology, this methodology is subject to the additional complexity of establishing reasonable assumptions for adjusting balance sheet items (assets and liabilities) and for estimating the costs of a liquidation process.
MSRA noted that this methodology may be used to determine a minimum value when a company cannot viably continue its operations, which was not the case for the Company as of March 2026, and that it therefore does not provide a reasonable estimate of value for this purpose.

Based on the Company’s individual balance sheet as of March 31, 2026, MSRA estimated total assets at liquidation value of S/ 2,150,298,000 and total liabilities of S/ 1,642,683,000 and, after other adjustments of S/ (149,939,000), a liquidation equity value of S/ 357,676,000. Of this amount, S/ 354,808,000 (99.1981%) was attributed to the Common Shares, which yields a liquidation value per Common Share of S/ 0.84.

Components	Book value as of March 31, 2026	Liquidation
Current assets	902,596	583,190
Non-current assets	2,169,060	1,567,108
Total Assets (A)	3,071,656	2,150,298
Current liabilities	814,206	801,637
Non-current liabilities	984,204	841,046
Total Liabilities (B)	1,798,410	1,642,683
Other adjustments (C)		(149,939)
Total equity (D = A – B + C)	1,273,246	357,676
Value allocation based on Equivalent Shares	Amount
Common shares (99.1981%)	354,808
Investment shares (0.8019%)	2,868

Weighted Average Price of Trades
Under this methodology, MSRA calculated the weighted average price of the Common Shares for the six-month period immediately preceding closing of the ASPI Acquisition (March 30, 2026). For the calculation, the trading day was used as the unit of analysis. The trading days of the half-year were sorted by daily trading volume, from lowest to highest, and grouped into four intervals, each containing an equal number of days. The first and fourth brackets (days with the lowest and highest volume, respectively) were excluded, and the weighted average price was calculated based on the trades from the remaining days. Additionally, transactions carried out by the Company, by the persons responsible for the delisting, and by their affiliates were excluded.

Trading of CPAC common stock during the six-month period, September 30, 2025 – March 29, 2026 (124 trading sessions)
Class of stock	Volume traded	Trading days	% of trading days	Daily average volume	% of total common shares	% of shares listed on its market
CPACASC1 Common Stock (BVL)	20,953,303	124	100.0%	168,978	4.9%	5.4%
Equivalent in ADS (NYSE) shares	30,533,000	121	97.6%	252,339	7.2%	83.5%
Total Common Stock (BVL + NYSE)	51,486,303	124	100.0%	415,212	12.1%	—

MSRA noted that the Common Shares (including ADSs traded on the NYSE, at five Common Shares per ADS) met the minimum liquidity requirements for this methodology, having traded on 100% of trading days in the period, with a trading volume equal to 12.1% of the total outstanding securities. Using this methodology, MSRA determined that the value of the Common Shares—calculated as the weighted average price of the security during the six-month period immediately preceding March 30, 2026, was S/ 6.09 per Common Share.
Price of Tender Offers Made in the Prior Twelve Months
Under this methodology, the price per share would be equal to the price paid in any tender offer made within the twelve months prior to the event giving rise to the obligation to make the Offers. Because no tender offer for the Common Shares was made between March 30, 2025 and March 29, 2026, MSRA concluded that this methodology was not applicable.
Going Concern (Discounted Cash Flow)
MSRA performed a discounted cash flow analysis of the Company to calculate the implied value per Common Share utilizing estimates of the unlevered free cash flows the Company was expected to generate over the period from April 1, 2026 through December 31, 2036. The cash flows were discounted to present value as of March 31, 2026, based on the mid-year discounting convention, using a weighted average cost of capital (“WACC”) of 9.82% in S/, and a terminal value calculated with a perpetual growth rate of 3.20% after 2036. This yielded an enterprise value of S/ 5,052.3 million. MSRA then calculated the equity value of S/ 3,687.5 million by adjusting the enterprise value for financial debt, cash, long-term receivables and net income tax position, provisions, dividends payable and other items, in each case as of March 31, 2026. The implied equity value per Common Share was then calculated by attributing the equity value to the Common Shares and investment shares on the basis of the Equivalent Shares, giving effect to the Premium, and then determining the quotient of the equity value of Common Shares and the number of Common Shares outstanding, which yielded an implied value per Common Share of S/ 8.63. Finally, MSRA performed a sensitivity analysis as to the implied value per Common Share, giving effect to changes to the two most significant variables in the discounted cash flow valuation: the WACC and the perpetual growth rate.
Valuation Based on Multiples and Comparable Transactions
MSRA estimated the value of the Common Shares using the ratios implied by (a) buy-sell transactions involving companies or assets and (b) stock market prices of comparable companies. The comparable companies reviewed belong to the same sector as the Company, engage in similar activities, and reflect recent valuations. In its analysis MSRA gave preference to companies in emerging and regional markets, as well as companies of comparable size. MSRA analyzed two metrics — Enterprise Value (EV)/EBITDA and EV/Revenue — applied to figures excluding extraordinary items, in line with the sources of the multiples. MSRA selected 13 transactions and 14 listed companies from London Stock Exchange Group (LSEG) data and applied the median of each sample.
Selected Buy-Sell Transaction Analysis
MSRA reviewed transactions involving the acquisition of minority stakes in the following target companies:
•	Misr Beni-Suef Cement Co SAE
•	Shree Digvijay Cement Co.
•	Misr Beni-Suef Cement Co SAE
•	Misr Beni-Suef Cement Co SAE
•	Misr Beni-Suef Cement Co SAE
•	Orient Cement Ltd
•	The India Cements Ltd
•	Ssangyong C&E Co., Ltd.
•	Sichuan Hexie Shuangma Co., Ltd.
•	Sanghi Industries Ltd
•	Oman Cement Co SAOG
•	Cemex Holdings Philippines Inc
•	Ambuja Cements Ltd
Results of this analysis are included in the table below.

M&A Transactions
	Median	Average
Period	2022-Q1 2026
EV/EBITDA	6.92x	13.39x
EV/Revenue	2.13x	2.14x

Selected Comparable Companies
•	Cemex, S.A.B. de C.V.
•	Unacemcorp SAA
•	Fabrica Peruana Eternit SA
•	Fabrica Nacional de Cementos SACA

•	Cementos Argos SA
•	Manufacturas de Cemento SA
•	Corporacion Moctezuma SAB de CV
•	Holcim Argentina SA
•	Cemento Polpaico SA
•	Caribbean Cement Company Ltd
•	Trinidad Cement Ltd
•	Consorcio Cementero del Sur, S.A.
•	Holcim Ecuador SA
•	Loma Negra Compania Industrial Argentina SA
Results of this analysis are included in the table below.

Market Prices
	Median	Average
Period	LTM as of March 31, 2026
EV/EBITDA	6.95x	9.01x
EV/Revenue	1.21x	1.59x

MSRA applied the multiples above to CPAC’s results for the last twelve months ended March 31, 2026. EBITDA was adjusted to exclude extraordinary expenses associated with the ASPI Acquisition, to ensure comparability with the sources of the multiples. Using EV/EBITDA, the sources yielded an EV of S/ 4,343 to 4,359 million. Using EV/Revenue, the sources yielded an EV of S/ 2,639 to 4,631 million. MSRA excluded from the calculations results derived from applying the EV/Revenue multiple to stock prices, as these results yielded an enterprise value that differed significantly from the other three sources and resulted in an equity value equal to the book value. The net adjustment of S/ 1,364.8 million subtracts financial debt and other liabilities and adds cash and long-term accounts receivable. The equity value, estimated as the median of the first three sources, is S/ 2,994.2 million. The portion of the equity value attributed to the Common Shares on the basis of the Equivalent Shares (S/ 2,970.2 million), divided by the 423,868,449 Common Shares outstanding, yields a value of S/ 7.01 per Common Share as of March 31, 2026, which is the same value applicable as of March 30, 2026.
Value of the Consideration in the Transactions That Gave Rise to the Obligation to Make the Offers
The aggregate cash purchase price agreed by Holcim in the ASPI Acquisition was S/ 1,850,370,000 (the “Purchase Price”). The net amount paid to the Sellers, after deducting amounts to cover the repayment of ASPI’s financial indebtedness and excess transaction expenses, was S/ 1,640,327,224. MSRA calculated the implied value per Common Share by dividing the Purchase Price (without giving effect to the deductions made at closing of the ASPI Acquisition) by the number of Common Shares held by ASPI and acquired indirectly by Holcim in the ASPI Acquisition. Under this methodology, the value of a Common Share was S/ 8.73 as of the closing of the ASPI Acquisition on March 30, 2026. Because all other methodologies yielded lower values, MSRA adopted this value as the minimum price for the Offers as of March 30, 2026. MSRA then calculated the future value of the minimum price (S/ 8.73) as of October 14, 2026, the date of delivery of the Valuation Report, using the average deposit interest rate for banks in local currency for terms between 181 and 360 days published by the Superintendency of Banking, Insurance, and Pension Fund Administrators (SBS) as of March 30, 2026 of 4.14%, resulting in an adjustment factor of 1.0226 for 198 days. This yielded a price of S/ 8.93 per Common Share as of October 14, 2026.
5.	Position of Purchaser Regarding Fairness of the Offers
CPAC is a Peruvian company, and Peruvian law and regulations govern our duties and obligations to CPAC and the holders of the Common Shares and ADSs with respect to the Offers. Due to the ASPI Acquisition, which resulted in Holcim’s indirect acquisition of 50.01% of the Common Shares, the Peruvian Tender Offer Regulations require us to launch and complete a mandatory tender offer for at least an additional 24.99% of the Common Shares within the timeframe permitted under Peruvian law. Under applicable Peruvian law, the offer price in a subsequent mandatory tender offer may not be lower than the minimum price determined in the valuation report prepared by an independent third-party valuation firm, and that minimum price may in no case be lower than the consideration paid in the transaction that gave rise to the obligation to make the tender offer. See – “Background.” On June 15, 2026, Holcim’s Executive Committee determined that the Offers would be made for any and all of the issued and outstanding Common Shares.
Other than these requirements, Peruvian law does not impose any obligation on us to make any determination or analysis regarding whether the tender offer is fair to unaffiliated shareholders. Nonetheless, the U.S. Offer constitutes a “going private” transaction as defined in Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the U.S. Offer and the consideration offered to unaffiliated security holders (“Unaffiliated Shareholders”) be filed with the SEC and disclosed to such Unaffiliated Shareholders. Purchaser is making the statements included in this part of the Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. Purchaser is not making any recommendation to any shareholder or ADS holder of the Company as to whether the securityholder should tender its Common Shares or ADS, Purchaser’s views as to the fairness of the transaction should not be construed as a recommendation to any securityholder as to whether the holder should tender its Common Shares or ADS.
The following discussion of the information and factors considered by Purchaser in connection with the fairness of the U.S. Offer is not intended to be exhaustive, but Purchaser believes that it includes all material factors considered by it. Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the following factors in reaching its conclusion as to the fairness of the U.S. Offer. Rather, the fairness determinations were made by Purchaser after considering all the factors as a whole. The sequence in which the factors described below are presented is not intended to reflect their relative importance. Purchaser believes that these factors provide a reasonable basis upon which to form its belief that the U.S. Offer is fair to the Unaffiliated Shareholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Shareholder to tender its Common Shares or ADS, as applicable, in connection with the U.S. Offer. As noted above, Purchaser is not making any recommendation as to whether such Unaffiliated Shareholders should tender their Common Shares or ADS, as applicable, in connection with the U.S. Offer. Purchaser is not aware of any firm offer for a merger, asset sale or acquisition of a controlling stake of the Company having been made during the past two years.
Based on its knowledge and analysis of available information relating to the Company, including information regarding the Company and its business provided by the Company’s senior management in the course of its discussions with them, and the additional factors discussed herein, Purchaser believes that the U.S. Offer is both substantively and procedurally fair to the unaffiliated shareholders of the Company. Neither the Company nor its senior management has expressed any view as to the fairness of the U.S. Offer. The reasons (which are not listed in any relative order of importance) that Purchaser considered in concluding that the U.S. Offer is substantively fair are as follows:
•	The Offer Price of S/ 8.93 per Common Share represents a premium of:
•	S/ 4.43 compared to the closing price of the Common Shares of S/ 4.50 on the LSE on December 15, 2025 (the last day of trading prior to public announcement of signing of the ASPI Acquisition); and
•
S/ 4.31 compared to the volume weighted average trading price of S/ 4.62 for the Common Shares during the last 90 calendar days ended on December 15, 2025 (the last day of trading prior to public announcement of signing of the ASPI Acquisition);

•
We believe that the financial analyses of MSRA S.A.C. contained in its Valuation Report support the conclusion that the Offer Price is fair. The analyses included data on the financial position and share performance of the Company, a going concern valuation (discounted cash flows), calculations of the weighted average cost of capital and book value and a review of the Company’s recent operating history, but does not express an opinion with respect to the fairness of the Offer Price. See “Valuation Report of MSRA S.A.C.”

•	The Offer Price represents an opportunity for Unaffiliated Shareholders to benefit from full and immediate liquidity.
•	The Offers are not subject to any financing condition and Purchaser has the financial ability and willingness to consummate the Offers.

•	The Offer Price will be paid in cash. Therefore, Unaffiliated Shareholders will receive a certain value in the Offers.
•	We reasonably believe that the Offers are procedurally fair to the Unaffiliated Shareholders, based on the following factors:
•
The Peru Tender Offer Regulations require us to make this mandatory tender offer as a result of the ASPI Acquisition and the indirect purchase by Holcim of 50.01% of the Common Shares, and provides for a minimum price.

•
Under applicable Peruvian law, the offer price in a subsequent mandatory tender offer may not be lower than the minimum price determined in the valuation report prepared by an independent third-party valuation firm, and that minimum price may in no case be lower than the consideration paid in the transactions that gave rise to the obligation to make the tender offer.

•
The Peruvian requirements to make the Offers and the minimum price required under applicable Peruvian law and regulations are intended to protect minority shareholders in connection with the ASPI Acquisition and Holcim’s indirect acquisition of 50.01% of the Common Shares.

•	Unaffiliated Shareholders will have sufficient time to make a decision whether or not to tender their Common Shares in the Offers:
○	The Offers will remain open for a minimum of twenty Business Days.
○
If Purchaser amends the Offers to include any material additional information, Purchaser will, if necessary to allow adequate dissemination and investor response, extend the Offers for a sufficient period to allow the Unaffiliated Shareholders to consider the additional information.

•	Each of the Unaffiliated Shareholders will be able to decide voluntarily whether or not to tender such Unaffiliated Shareholder’s Common Shares.
•	Purchaser also considered the following factors, each of which Purchaser believed to be negative in its considerations concerning the fairness of the terms of the Offers:
•
Any Shareholder who tenders all of its Common Shares or ADSs in the Offers would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

•	The Offers are not conditioned on the affirmative vote of a majority of Unaffiliated Shareholders.
•	Our current ownership of approximately 50.01% of the outstanding Common Shares may preclude competing offers from third parties.
•
With respect to the Offer Price, our financial interest in acquiring Common Shares or ADSs for the lowest price possible is in conflict with the financial interest of the Unaffiliated Shareholders in selling their Common Shares for the highest price possible. Accordingly, our financial interest is adverse to the financial interest of the Unaffiliated Shareholders. In addition, Santiago Maria Ojea Quintana and Simon Rolf Kronenberg, current employees of a Holcim affiliate, are directors of the Company and may have actual or potential conflicts of interest in connection with the Offers (see “Special Factors — Interests of Certain Persons in the Offers”).

The receipt of cash for Common Shares pursuant to the Offers will be a taxable transaction for U.S. federal income tax purposes (see “The Tender Offers—Tax Considerations — Certain Material U.S. Federal Income Tax Consequences”).
6.	Effects of the Offers
General
Upon consummation of the Offers, holders of Common Shares, including Common Shares represented by ADSs, that are purchased pursuant to the Offers will either no longer have an interest or have a reduced interest in the Company, as the case may be, and will have corresponding decreased opportunity to participate in the future earnings, profits and growth of the Company and to vote on the Company’s corporate matters.
As a result of the Offers, Purchaser’s interest in the Company’s net book value and net earnings will increase to the extent of the number of Common Shares it acquires. For example, according to the Company’s unaudited interim consolidated financial statements as of and for the six-months ended June 30, 2026, filed on a Report on Form 6-K with the SEC on July 20, 2026 (the “2026 Half-Year Report”), as of June 30, 2026, the Company’s net book value, calculated as total assets minus total liabilities, was approximately S/1,351.1 million, and net profit attributable to owners of the Company for the six-months ended June 30, 2026 was approximately S/159.2 million. Assuming Purchaser’s current ownership of 211,985,547 Common Shares, or approximately 50.01% of the outstanding Common Shares (49.52% of the 428,106,846 outstanding Common Shares and investment shares, excluding investment shares held by the Company), as of June 30, 2026, Purchaser’s interest in the Company’s net book value and net profit attributable to owners of the Company as of and for the six months ended June 30, 2026 would have been approximately S/669.0 million and S/78.8 million, respectively. Assuming all outstanding Common Shares (other than Common Shares owned by ASPI) are tendered in the Offers and the Offers are consummated, Purchaser’s interest in those items would increase to approximately S/1,337.8 million and S/157.6 million, respectively (99.01%), and Purchaser would be entitled to all other benefits resulting from its ownership of 423,868,449 Common Shares, including the income generated by the Company’s operations and any future increase in the Company’s value. Similarly, Purchaser would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the consummation of the Offers. Holders whose Common Shares are purchased by Purchaser pursuant to the Offers will face no risk of losses that could be generated by the Company’s operations and no risk of a decline in the value of the Company after the consummation of the Offers. If you do not tender your Common Shares in the Offers, you will remain a holder of such Common Shares. After the completion of the Offers, the number of Common Shares remaining in public circulation may decrease, and the market for such securities may be even further reduced.
If the Offers are not completed for any reason, Purchaser will review its options, which could include (i) not taking any further action, (ii) purchasing or selling Common Shares in the open market or in privately negotiated transactions, (iii) making a new tender offer, (iv) seeking to negotiate any other business combination with the Company or (v) a combination of the foregoing. If Purchaser were to pursue any of these alternatives, it might take considerably longer for holders of Common Shares or ADSs to receive any consideration for their Common Shares or ADSs (other than through sales in the open market or otherwise) than if they had tendered their Common Shares or ADSs in the Offers. No assurance can be given as to the price per Common Share or ADS, as applicable, that may be paid in any such future acquisition, and such price may, subject to applicable rules and legislation, be different than or the same as the Offer Price.
Effects on NYSE Listing
The ADSs are currently listed on NYSE. However, the rules of NYSE establish certain criteria that, if not met, could lead to the discontinuance of listing of the ADSs on NYSE. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Common Shares and ADSs pursuant to the U.S. Offer or otherwise, the ADSs no longer meet the requirements of NYSE for continued listing and the listing of ADSs is discontinued, the market for ADSs would be adversely affected. We intend to delist the ADSs from NYSE as promptly as practicable after the consummation of the Offers, as permitted by applicable law and the rules of NYSE.
Effects on Reporting Obligations and Registration under the Exchange Act
The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record (on a worldwide basis or in the United States), or alternatively if the average daily trading volume of the Common Shares in the United States for a recent 12-month period has been no greater than five percent of the average daily trading volume of the Common Shares on a worldwide basis for the same period. Termination of registration of the ADSs and Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. If the conditions for completion of the Offers are satisfied and the Offers are successful, presuming the requirements for termination of registration are met, Purchaser intends to cause the Company to make a filing with the SEC to terminate registration of the ADSs and Common Shares under Section 12(b) of the Exchange Act.
7.	Appraisal and Information Rights
Under Peruvian law, appraisal rights are not recognized and you are not entitled to appraisal rights in connection with the Offers.

Because the Purchaser is an affiliate (as defined under US federal securities laws) of the Company, the transactions contemplated by the Offers may constitute a “going private transaction” for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offers and the consideration offered to the Unaffiliated Shareholders be filed with the SEC and disclosed to the Unaffiliated Shareholders. Purchaser has provided such information in this Offer to Purchase, the Schedule TO and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.
8.	Transactions and Arrangements Concerning the Common Shares and Other Securities of the Company
Except as set forth in Schedule II, (i) none of (a) Purchaser or (b) to the knowledge of Purchaser after reasonable inquiry, any of the Purchaser Affiliated Individuals (as defined below) or any associate or majority owned subsidiary of Purchaser or any of the Purchaser Affiliated Individuals so listed, beneficially owns any Common Shares or ADSs and (ii) none of (a) Purchaser, (b) to the knowledge of Purchaser after reasonable inquiry, any of the persons listed in Schedule I or any associate or majority owned subsidiary of Purchaser, and (c) any pension, profit-sharing or similar plan of Purchaser has effected any transaction in Common Shares or ADSs during the past 60 days preceding the publication of this Offer to Purchase.
To Purchaser’s knowledge, neither the Company nor any of its directors, executive officers or affiliates has made a recommendation either in support of or opposed to the transaction and the reasons for the recommendation, other than as may be set forth in the Schedule 14D-9 to be filed by the Company with the SEC.
Except as set forth in “ — Certain Agreements Between Purchaser and its Affiliates and the Company” none of Purchaser or, to the knowledge of Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth under “ — Background,” “ — Certain Agreements Between Purchaser and its Affiliates and the Company” and in this Section, in the past two years, (i) there have been no transactions between Purchaser or, to the knowledge of Purchaser after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and the Company or any of its affiliates that are not natural persons, on the other hand, for which the aggregate value of the transaction was more than one percent of the Company’s consolidated revenues for the fiscal year in which the transaction occurred or the past portion of the current fiscal year (if the transaction occurred in the current fiscal year), (ii) there have been no transactions between Purchaser or, to the knowledge of Purchaser after reasonably inquiry, any of the persons listed in Schedule I, on the one hand, and any executive officer, director or affiliate of the Company who is a natural person, on the other hand, for which the aggregate value of the transaction, or series of similar transaction with such director, executive officer or affiliate, exceeded USD $60,000; (iii) there have been no negotiations, transactions or material contacts between Purchaser, its respective subsidiaries, or, to the knowledge of Purchaser after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company; and (iv) to the knowledge of Purchaser after reasonable inquiry, there have been no negotiations or material contacts between (A) any affiliate of the Company and (B) the Company or any of its affiliates, on the one hand, and any person not affiliated with the Company, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.
The Company acts as the general manager of Purchaser pursuant to a services agreement. The Company was not involved in Purchaser’s decision-making with respect to the Offers.
9.	Certain Agreements between Purchaser and its Affiliates and the Company
Share Purchase Agreement – Inversiones Acquisition
On December 15, 2025, Holcim entered into the Purchase Agreement, pursuant to which Holcim agreed to acquire the ASPI Shares and agreed to launch and complete a public tender offer for at least 24.99% of the Common Shares within the timeframe permitted under Peruvian law. The ASPI Acquisition was consummated on March 30, 2026.

Purchaser owns 50.01% of the outstanding Common Shares of the Company, which Common Shares are indirectly owned by Holcim following the ASPI Acquisition. On March 30, 2026, Holcim designated Santiago Maria Ojea Quintana and Simon Rolf Kronenberg, current employees of a Holcim affiliate, as directors to the Board of the Company.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit (d) to the Schedule TO and is incorporated herein by reference.
10.	Interests of Certain Persons in the Offers
Financial Interests
The financial interests of Purchaser with regard to the Offer Price are generally adverse to the financial interests of the holders being asked to tender their Common Shares and ADSs because Purchaser has an interest in acquiring such Common Shares and ADSs as inexpensively as possible and the holders being asked to tender their Common Shares and ADSs have an interest in selling their securities for the highest possible price.
Conflicts of Interest
In considering the fairness of the consideration to be received in the Offers, shareholders and ADS holders should be aware that we have certain current actual or potential conflicts of interest in connection with the Offers. As a result of our current ownership of 50.01% of the outstanding Common Shares, we may be deemed to control CPAC. In addition, Santiago Maria Ojea Quintana and Simon Rolf Kronenberg, current employees of a Holcim affiliate, are directors on the Company Board.
Engagement of Company Employees
Other than as disclosed in this Offer to Purchase, no persons or classes of persons have been or are expected to become directly or indirectly employed, retained, or compensated to make solicitations or recommendations in connection with the U.S. Offer, and none of the Company’s officers, employees or corporate assets have been or are expected to become employed or used by the Purchaser in connection with the U.S. Offer.

THE U.S. OFFER
1.	Terms of the U.S. Offer
Transaction Background
On December 15, 2025, Holcim entered into the Purchase Agreement, pursuant to which Holcim purchased the ASPI Shares for an aggregate cash purchase price of S/1,850,370,000. The ASPI Acquisition was consummated on March 30, 2026. The purchase price for the ASPI Acquisition was funded from Holcim’s working capital (see “Special Factors — Background”). Pursuant to the Purchase Agreement, Holcim acquired the ASPI Shares and agreed to launch and complete a public tender offer for at least 24.99% of the Common Shares within the timeframe permitted under Peruvian law.
Peru Offer and the Dual Offer Structure
As a result of the foregoing arrangements, Purchaser has commenced, on the date of the publication of this Offer to Purchase, a tender offer in Peru, open to all holders of Common Shares, wherever located, for the purchase of all of the outstanding Common Shares, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates).
In accordance with Rule 14d-1 of the Exchange Act, Purchaser must permit U.S. holders of Common Shares, including Common Shares represented by ADSs, to participate in the transaction on terms at least as favorable as those offered in Peru. After calculating U.S. ownership of Common Shares and ADSs in accordance with Instruction 2 to Rules 14(d)-1(c) and (d) under the Exchange Act, Purchaser determined that, as of a date no more than 60 calendar days before the announcement of the Offers, U.S. holders held at such time greater than 10% but less than 40% of the then outstanding Common Shares (including those held in the form of ADSs). Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the U.S. for U.S. holders of Common Shares and all holders of ADSs.
To facilitate the participation of all holders of Common Shares, including U.S. holders, and all holders of ADSs, wherever located, we are commencing two tender offers: (a) the U.S. Offer, which is open to all holders of ADSs, wherever located, and all U.S. holders of Common Shares and (b) the Peru Offer, which is open to all holders of Common Shares, wherever located.
Holders of Common Shares that are not U.S. holders may not tender their Common Shares into the U.S. Offer but may tender their Common Shares into the Peru Offer. The Offer Price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Peru Offer is the same price per Common Share payable by Purchaser to U.S. holders of Common Shares tendering their Common Shares into the U.S. Offer. The price payable in the Peru Offer will be payable in Peruvian Soles. Other material terms of the U.S. Offer and the Peru Offer are substantially the same. However, the Peru Offer is governed by, and subject to, Peruvian law, including the provisions of the Consolidated Text of the Securities Market Law, which was approved by Supreme Decree No. 020-2023-EF, the provisions of the Peru Tender Offer Regulations (except for the provisions introduced by SMV Resolution No. 008-2026-SMV/01, which are not applicable to the Peru Offer) and certain exemptions to the Peru Tender Offer Regulations granted by the SMV to Purchaser by means of the Exception Resolution the Peru Offer is not subject to U.S. federal securities laws, including the tender offer rules under the Exchange Act. Further, U.S. holders that tender into the Peru Offer will need to consult the prospectus for the Peru Offer (the “Peru Offer Prospectus”) filed with the SMV and certain press releases and announcements that may be made in Peru but may not be made in the U.S. Such materials may not always be filed with the SEC. Certain differences between the terms of the U.S. Offer and the terms of the Peru Offer will result from differences in applicable law, including the following.
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The U.S. Offer is only for U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act, which defines a U.S. holder as “any security holder resident in the United States”) of Common Shares, and for ADS holders, wherever located. The Peru Offer is open to all holders of Common Shares, wherever located. Pursuant to Peruvian law, all holders of Common Shares must be allowed to participate in the Peru Offer.

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The rights of U.S. holders to bring suits in Peru in relation to the Peru Offer are more limited than in the U.S. in relation to the U.S. Offer. Therefore, U.S. holders bringing suits in Peru in relation to the Peru Offer may have more difficulty protecting their interests than they would in the U.S. in relation to the U.S. Offer. It may also be difficult to effect service of process or enforce judgments obtained outside of Peru upon assets or persons located in Peru.

•	The LSE trading calendar may differ from the NYSE trading calendar. Therefore, the number of days that the Peru Offer is open may be different from the number of days that the U.S. Offer is open.
Holders of Common Shares who tender into the Peru Offer will receive Peruvian Soles. U.S. holders of Common Shares and holders of ADSs who tender into the U.S. Offer will receive U.S. dollars.
The Offers do not extend to Common Shares or ADSs held in treasury by the Company.
For additional information on how to tender into the Peru Offer, please contact BBVA Bolsa Sociedad Agente de Bolsa S.A., which has been appointed by Purchaser to act as tender agent in the Peru Offer (the “Peru Tender Agent”) or the securities intermediary with which your Common Shares are deposited. For additional information on how to tender into the U.S. Offer, please contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.
Material Terms
Consideration and Payment
In this Offer to Purchase, we are offering to pay S/ 8.93 per Common Share and S/ 44.65 per ADS (which reflects five times the Offer Price offered per Common Share, since each ADS represents five Common Shares), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable. This is the same Offer Price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Peru Offer. The purchase price paid to U.S. holders of Common Shares and holders of ADSs for the Common Shares and ADSs purchased pursuant to the U.S. Offer will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion) to such holders. No fraction of Common Shares or ADSs will be purchased from any holder, and all payments to tendering holders of Common Shares or ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”). We will not pay interest on the Offer Price for Common Shares or ADSs pursuant to the U.S. Offer.
Based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026, the Offer Price per Common Share is approximately U.S. $2.60 and the Offer Price per ADS is approximately U.S. $12.98. U.S. holders of Common Shares and holders of ADSs should be aware that fluctuations in the Peruvian Sol to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their Common Shares or ADSs to change accordingly.
Initial Offer Period
The U.S. Offer will commence on October 22, 2026 and will expire at 4:00 p.m., New York City time, on November 20, 2026 which deadline, as it may be extended, is referred to as the Expiration Date in this Offer to Purchase. We refer to such period from the commencement of the Offer to (and including) the Expiration Date as the initial offer period. We will accept for payment any Common Shares and ADSs that are validly tendered and not properly withdrawn in the U.S. Offer before 4.00 p.m., New York City time, on the Expiration Date, upon the terms and subject to the conditions of the U.S. Offer. If you hold your Common Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). U.S. holders of Common Shares and holders of ADSs are responsible for determining and complying with any applicable cut-off times and dates.
Extension
The U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed.
We expect to conduct the U.S. Offer and the Peru Offer simultaneously and therefore the U.S. Offer and the Peru Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Peru Offer for the length of the extension of the U.S. Offer; provided, however, that in no event shall the Peru Offer be extended such that its total duration exceeds forty (40) trading days. Similarly, if the Peru Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Peru Offer. Therefore, we expect the U.S. Offer and the Peru Offer will remain open, including any extensions, for the same period of time. See “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Extension of Tender Offer Period and Amendments.”

During any of such extensions of the initial offer period, all Common Shares and ADSs tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. All U.S. holders of Common Shares or holders of ADSs that validly tendered, and did not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, as extended, will receive the same Offer Price per Common Share or ADSs, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.
If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the U.S. Offer.
Withdrawal Rights
The U.S. Offer provides for withdrawal rights. Therefore, you will be able to withdraw any tendered Common Shares or ADSs, in accordance with the procedures set forth in “The U.S. Offer – Withdrawal Rights,” before 4.00 p.m., New York City time, on the Expiration Date. After this time on the Expiration Date, your withdrawal rights will be suspended and, subsequently upon our acceptance of your Common Shares or ADSs for payment, your withdrawal rights will terminate. Therefore, you may not have an opportunity after 4.00 p.m., New York City time, on the Expiration Date to exercise your withdrawal rights prior to their termination.
Conditions to the Offers
The Offers are subject to the satisfaction or waiver of various conditions (see “The U.S. Offer – Conditions to the Offers”).
Assuming that all of the outstanding Common Shares, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates), are tendered (and not properly withdrawn) into the Offers, the aggregate purchase price payable by Purchaser upon the consummation of the Offers would be approximately S/ 1,892,114,314.86, excluding related transaction fees, costs and expenses. Based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026, the aggregate purchase price payable by Purchaser upon the consummation of the Offers would be approximately U.S. $550,145,179.21, excluding related transaction fees, costs and expenses. Purchaser has sufficient funds to purchase all validly tendered Common Shares and ADSs into the Offers that have not been properly withdrawn. As required by the Peru Tender Offer Regulations, Purchaser has guaranteed the payment of the full price offered for the acquisition of the Common Shares (including the Common Shares represented by ADSs) with a Letter of Guarantee issued by Banco BBVA Perú in favor of the Peru Tender Agent for the sum of S/ 1.896 billion. The Offers will be funded by an equity contribution to Purchaser by Holcim. The Offers are not subject to a financing condition. See “The U.S. Offer – Source and Amount of Funds.”
2.	Acceptance for Payment and Payment for Common Shares and/or ADSs
Purchaser is offering to pay S/ 8.93 per Common Share and S/ 44.65 per ADS (which reflects five times the Offer Price per Common Share, since each ADS represents five Common Shares), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in this Offer to Purchase, and in the accompanying ADS Letter of Transmittal and other related materials, as applicable. Based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026, the Offer Price per Common Share is approximately U.S. $2.60 and the Offer Price per ADS is approximately U.S. $12.98. U.S. holders of Common Shares and holders of ADSs should be aware that fluctuations in the Peruvian Sol to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their Common Shares or ADSs to change accordingly.
Under no circumstances will any interest be paid by Purchaser on the Offer Price for Common Shares or ADSs tendered pursuant to the U.S. Offer, regardless of any delay in making such payments. No fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering U.S. holders of Common Shares or holders of ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole U.S. cent.

Upon the satisfaction, or to the extent legally permitted, waiver of the conditions set forth in “The U.S. Offer – Conditions to the Offers” and the accompanying ADS Letter of Transmittal, Purchaser will accept for payment all of the Common Shares and ADSs validly tendered, and not properly withdrawn, before 4.00 p.m., New York City time, on the Expiration Date. Purchaser expects to announce the final results of the Offers on the Announcement Date and to pay for Common Shares and ADSs on the Settlement Date. For purposes of this Offer to Purchase, “trading day” means any day on which both the LSE and the NYSE are open for trading. In all cases, payment for Common Shares and ADSs purchased pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Tender Agent in accordance with the procedures set forth in “The U.S. Offer – Procedures for Tendering into the U.S. Offer.”
The Offer Price paid to U.S. holders of Common Shares and holders of ADSs for the Common Shares and ADSs purchased pursuant to the U.S. Offer will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion) to such holders.
The aggregate Offer Price for the Common Shares to be purchased in the U.S. Offer will be converted from Peruvian Soles into U.S. dollars based on the “Applicable Exchange Rate.” On the second trading day after the Expiration Date, the resulting U.S. dollar amount will be deposited with the U.S. Tender Agent, which will transmit payment for your tendered and accepted Common Shares to you on the Settlement Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the trading day following the Expiration Date. Purchaser has sufficient funds to purchase all validly tendered Common Shares into the Offers that have not been properly withdrawn. As required by the Peru Tender Offer Regulations, Purchaser has guaranteed the payment of the full price offered for the acquisition of the Common Shares (including the Common Shares represented by ADSs) with a Letter of Guarantee issued by Banco BBVA Perú in favor of the Peru Tender Agent for the sum of S/ 1.896 billion.
U.S. holders of Common Shares will receive a check, in U.S. dollars, from the U.S. Tender Agent for an amount equal to the U.S. dollar proceeds of the aggregate Offer Price of their tendered Common Shares.
The aggregate Offer Price for the ADSs to be purchased in the U.S. Offer will be converted from Peruvian Soles into U.S. dollars based on the “Applicable Exchange Rate.” On the second trading day after the Expiration Date, the resulting U.S. dollar amount will be deposited with the U.S. Tender Agent, which will transmit payment for your tendered and accepted ADSs to you on the Settlement Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the trading day following the Expiration Date. Purchaser has sufficient funds to purchase all validly tendered ADSs into the Offers that have not been properly withdrawn. As required by the Peru Tender Offer Regulations, Purchaser has guaranteed the payment of the full price offered for the acquisition of the Common Shares (including the Common Shares represented by ADSs) with a Letter of Guarantee issued by Banco BBVA Perú in favor of the Peru Tender Agent for the sum of S/ 1.896 billion.
If you are a registered holder of the ADSs, you will receive a check, in U.S. dollars, from the U.S. Tender Agent for an amount equal to the U.S. dollar proceeds of the aggregate Offer Price of your tendered ADSs. If you hold ADSs through a broker or other securities intermediary, the U.S. Tender Agent will credit The Depository Trust Company (“DTC”), for allocation by DTC to your broker or other securities intermediary, with an amount, in U.S. dollars, equal to the U.S. dollar proceeds of the aggregate Offer Price of your tendered ADSs.
All payments will be subject to any withholding taxes that may be applicable.
Note that the U.S. Tender Agent will act as agent for U.S. holders of Common Shares and holders of ADSs for the purpose of receiving payment from Purchaser and transmitting payment to such holders that tender in the U.S. Offer.
If, for any reason, any Common Shares or ADSs tendered by holders are not purchased in the U.S. Offer, or if any ADRs evidencing ADSs are submitted for more ADSs than the holder intended to tender, the Common Shares and ADSs that are not tendered or purchased will be returned, without expense, to the tendering holder, as promptly as practicable following the expiration or termination of the U.S. Offer. If, for any reason, any ADSs tendered by book-entry transfer are not purchased in the U.S. Offer, such ADSs will be credited to the account of the tendering party, without expense to the tendering holder, as promptly as practicable following the expiration or termination of the U.S. Offer.

3.	Procedures for Tendering into the U.S. Offer
Tender of Common Shares
If you are a U.S. holder of Common Shares that are not represented by ADSs and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you must deposit your Common Shares for issuance of ADSs (each of which will represent five Common Shares) that will be tendered into the U.S. Offer in accordance with the procedures set forth below. U.S. holders of Common Shares who hold such shares through a broker, dealer, commercial bank, trust company, custodian or other nominee should contact their broker, dealer, commercial bank, trust company, custodian or other nominee in order to tender their Common Shares in the U.S. Offer.
Note that local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 4.00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. You should consult your local custodian or securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs purchased pursuant to the U.S. Offer.
If you hold Common Shares in certificated form, you must arrange for your Common Shares to be dematerialized in order for you to participate in the U.S. Offer.
The method of delivery of the ADS Letter of Transmittal and all other required documents is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the U.S. Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.
DO NOT DELIVER ANY DOCUMENTS TO THE COMPANY, PURCHASER, HOLCIM, THE INFORMATION AGENT, THE ADS DEPOSITARY, THE ADS CUSTODIAN OR THE PERU TENDER AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE COMPANY, PURCHASER, HOLCIM, THE INFORMATION AGENT, THE ADS DEPOSITARY, THE ADS CUSTODIAN OR THE PERU TENDER AGENT DOES NOT CONSTITUTE A VALID TENDER.
If you are NOT a U.S. holder, you may not tender your Common Shares into the U.S. Offer but you may tender your Common Shares into the Peru Offer. If you are a U.S. holder, you may tender your Common Shares into the U.S. Offer or the Peru Offer.
Tender of ADSs
Any ADS holder that intends to accept the U.S. Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.
Registered Holders of ADRs Evidencing ADSs
If you are a registered holder of ADRs evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to the U.S. Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the U.S. Tender Agent receives these documents before 4.00 p.m., New York City time, on the Expiration Date. Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Company, Purchaser, Holcim, the Information Agent, the ADS Depositary or the Peru Tender Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed with a Medallion Guarantee.
Registered Holders of Uncertificated ADSs
If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of

Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the U.S. Tender Agent receives these documents before 4.00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
ADSs Held through a Broker or Other Securities Intermediary
If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before 4.00 p.m., New York City time, on the Expiration Date. Further, before 4.00 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (a) a confirmation of such tender of your ADSs and (b) an Agent’s Message.
The term “Agent’s Message” means a message transmitted to the U.S. Tender Agent by DTC, received by the U.S. Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant.
DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 4.00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering holder, and delivery will be considered made only when the U.S. Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.
DO NOT DELIVER ANY DOCUMENTS TO THE COMPANY, PURCHASER, HOLCIM, THE INFORMATION AGENT, THE ADS DEPOSITARY, THE ADS CUSTODIAN OR THE PERU TENDER AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE COMPANY, PURCHASER, HOLCIM, THE INFORMATION AGENT, THE ADS DEPOSITARY, THE ADS CUSTODIAN OR THE PERU TENDER AGENT DOES NOT CONSTITUTE A VALID TENDER.
Surrendering ADSs for Common Shares in order to Tender Common Shares into the Peru Offer
As an alternative to tendering ADSs into the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Common Shares from the ADS program in which they are deposited and participate directly in the Peru Offer as a holder of Common Shares. The ADS holder should contact its broker or custodian to surrender to the ADS Depositary the ADSs representing Common Shares that it wishes to tender into the Peru Offer, pay a fee to the ADS Depositary in an amount of U.S. $0.05 per ADS for the surrender of those ADSs, and pay any taxes or governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the Deposit Agreement. These procedures could take a significant amount of time to complete and you should allow ample time for these procedures to be completed prior to the Expiration Date. Holders of ADSs should refer to the Deposit Agreement and contact the ADS Depositary for further information on such procedures and any related fees.
No Guaranteed Delivery
We are not providing for guaranteed delivery procedures. Therefore, U.S. holders of Common Shares and ADS holders must allow sufficient time for the necessary tender procedures to be completed before the Expiration Date. U.S. holders of Common Shares and ADS holders must tender their securities in accordance with the procedures set forth in this Offer to Purchase and the accompanying ADS Letter of Transmittal. Tenders received by the U.S. Tender Agent after the Expiration Date will be disregarded and of no effect for purposes of the U.S. Offer.

Signature Guarantees
Signatures on an ADS Letter of Transmittal or notice of withdrawal in relation to tendered Common Shares or ADSs, as applicable, must be guaranteed unless you either:
•	are the registered holder of Common Shares or ADSs and have not completed the box entitled “Special Transfer Instructions” or “Special Mailing Instructions” on the ADS Letter of Transmittal; or
•
are tendering ADSs for the account of a participant in a Medallion signature guarantee program associated with a national securities exchange registered with the SEC or the Financial Industry Regulatory Authority, Inc. or the Securities Transfer Association, or a comparable “signature guarantee program” or insurance program (each, an “Eligible Institution”).

If you are not the registered holder of the ADSs you are tendering, the ADRs you deliver must be endorsed for transfer by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature of the registered holder on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.
If signatures on an ADS Letter of Transmittal or ADR must be guaranteed, the signature on a corresponding notice of withdrawal would also have to be guaranteed.
Tender Constitutes an Agreement
The tender of Common Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the terms and conditions of the U.S. Offer. Tender will also constitute such holder’s representation and warranty that such security holder has the full power and authority to tender and assign such Common Shares or ADSs, as specified in the ADS Letter of Transmittal. Tender will further constitute each tendering security holder’s representation and warranty that when Purchaser accepts for payment the Common Shares or ADSs tendered by such holder, Purchaser will acquire good and unencumbered title to the Common Shares or ADSs, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of the Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between Purchaser and the tendering security holder, upon the terms and subject to the conditions of the U.S. Offer.
Matters Concerning Validity, Eligibility and Acceptance
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or ADSs, including questions as to the proper completion or execution of the ADS Letter of Transmittal or other required documents and as to the proper form for transfer of any Common Shares or ADSs, will be determined by us, in our sole discretion. We reserve the absolute right to waive any defect or irregularity in any tender of Common Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. No tender of Common Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. We also reserve the absolute right to reject any or all tenders of Common Shares and ADSs determined by us not to be in proper form or for which acceptance for payment or payment may be unlawful. None of Purchaser, Holcim, the Information Agent, the ADS Depositary, the U.S. Tender Agent, the ADS Custodian or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including those in the ADS Letter of Transmittal or other required documents) and as to the proper form for transfer of any Common Shares or ADSs will be final and binding to the full extent permitted by law.
THE METHOD OF DELIVERY OF THE COMMON SHARES AND ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF SUCH COMMON SHARES AND ADSs, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. TENDER AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER, PROPERLY INSURED, IS RECOMMENDED FOR ADRs EVIDENCING ADSs SENT BY MAIL.
If you are in any doubt about the procedure for tendering Common Shares or ADSs into the U.S. Offer, please contact the Information Agent at its address and telephone numbers, as they appear on the back cover of this Offer to Purchase.

Extension of Tender Offer Period and Amendments
The U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. All U.S. holders of Common Shares or holders of ADSs that validly tendered, and did not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, as extended, will receive the same Offer Price per Common Share or ADSs, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.
If we make a material change in the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer, or waive a material condition of the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in Offer Price or a change in the percentage of Common Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in Offer Price or a change in the percentage of Common Shares or ADSs sought, a minimum period of 10 U.S. business days is generally required to allow for adequate dissemination to holders and investor response.
We expect to conduct the U.S. Offer and the Peru Offer simultaneously and therefore the U.S. Offer and the Peru Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Peru Offer for the length of the extension of the U.S. Offer; provided, however, that in no event shall the Peru Offer be extended such that its total duration exceeds forty (40) trading days. Similarly, if the Peru Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Peru Offer. Therefore, we expect the U.S. Offer and the Peru Offer will remain open, including any extensions, for the same period of time.
If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. At the start of any extension period, we will file with the SEC an amendment to this Offer to Purchase, setting forth the new expiration date of the U.S. Offer.
Representations and Agreements With Respect to Tenders
Each holder of Common Shares and ADSs, by tendering its securities into the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:
•	that it is a U.S. holder if tendering Common Shares;
•
that it has the full power and authority to tender and assign the Common Shares or ADSs tendered, and that our acceptance for payment of the Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement containing the terms and conditions of the U.S. Offer, as between us and the tendering security holder;

•
that the tendering of its Common Shares or ADSs, and the execution of the ADS Letter of Transmittal, shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Common Shares or ADSs identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Common Shares or ADSs and (iii) an acknowledgment that each such holder’s acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn such acceptance;

•
that the Common Shares or ADSs in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Common Shares or ADSs have been tendered in accordance herewith;

•
that the tendering of its Common Shares or ADSs, and the execution of the ADS Letter of Transmittal, constitutes the irrevocable appointment of the U.S. Tender Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those Common Shares or ADSs validly tendered and not properly withdrawn, in our name or in the name of such other person(s) as Purchaser may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such Common Shares or ADSs, to transfer the tendered ADSs in the DTC system, to request a registration of transfer of the ADSs on the books of the ADS Depositary or to surrender the ADSs to the ADS Depositary for the purpose of withdrawal and delivery of the underlying Common Shares, in each case to or as instructed by us, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer, and to vest title to the Common Shares or ADSs in us or our nominees as aforesaid;
•
that this “The U.S. Offer – Procedures for Tendering into the U.S. Offer – Representations and Agreements With Respect to Tenders” section shall be incorporated in and form part of the ADS Letter of Transmittal; and

•
that it agrees to ratify each and every act or thing which may be done or effected by us or any of our directors or agents, or the Company or its agents, as applicable, in the proper exercise of the power and authorities of any such person.

4.	Withdrawal Rights
Tenders of Common Shares or ADSs made pursuant to the U.S. Offer are irrevocable except as otherwise provided in this “The U.S. Offer – Withdrawal Rights” section.
If you have tendered Common Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Common Shares or ADSs, and such notice must be received by the U.S. Tender Agent before 4.00 p.m., New York City time, on the Expiration Date. If you hold your ADSs through a broker or other securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 4.00 p.m., New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures.
For a withdrawal to be effective, you must (a) have previously tendered your Common Shares or ADSs, as applicable, (b) if such tender was in registered form, subsequently deliver a properly completed and duly executed written notice of withdrawal to the U.S. Tender Agent at the address listed on the back cover of this Offer to Purchase, and (c) if such tender was made by your broker or other securities intermediary on your behalf, instruct your securities intermediary to make the withdrawal by contacting the U.S. Tender Agent, or in accordance with the procedures of DTC.
The notice of withdrawal must be received before 4.00 p.m., New York City time, on the Expiration Date, or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable. Any notice of withdrawal must specify:
•	the name of the person who tendered Common Shares or ADSs to be withdrawn;
•	the number of Common Shares or ADSs to be withdrawn; and
•	the name of the registered holder of Common Shares or ADSs to be withdrawn, if different from that of the person who tendered such Common Shares or ADSs.
If you have delivered ADRs evidencing your ADSs to the U.S. Tender Agent, then, in order for the ADRs to be released, you must also:
•	submit the serial number shown on the particular ADR tendered evidencing the ADSs to be withdrawn; and
•	have the signature on the notice of withdrawal guaranteed by an Eligible Institution, if the original ADS Letter of Transmittal required a signature guarantee.
If you have withdrawn Common Shares, those Common Shares will be returned to the ADS Depositary Account from which they were tendered.
You may not rescind a notice of withdrawal, and withdrawn Common Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Common Shares or ADSs at any time before 4.00 p.m., New York City time, on the Expiration Date by following the procedures for tendering described above in “The U.S. Offer – Procedures for Tendering into the U.S. Offer.”
All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of the

Company, Purchaser, Holcim, the Information Agent, the ADS Depositary, the ADS Custodian, the U.S. Tender Agent or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
5.	Tax Considerations
Certain Material U.S. Federal Income Tax Consequences
The following is a summary of certain material U.S. federal income tax consequences of the U.S. Offer to U.S. holders (as defined below) whose Common Shares or ADSs are tendered pursuant to the U.S. Offer. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders of Common Shares or ADSs. The discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and administrative and judicial rulings, all of which are subject to change or varying interpretation, possibly with retroactive effect.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Shares or ADSs that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•	a corporation (including any entity treated as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Common Shares or ADSs, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Common Shares or ADSs, you should consult your tax advisor as to the tax consequences to you of the U.S. Offer.
This summary is limited to U.S. holders who hold Common Shares or ADSs as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”), and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the U.S. Offer. The following does not address all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances or U.S. holders that may be subject to special rules (including, without limitation, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, partnerships or other pass-through entities or investors therein, mutual funds, regulated investment companies, real estate investment trusts, pension plans, tax-exempt organizations, U.S. holders liable for the alternative minimum tax, U.S. expatriates, U.S. holders whose functional currency is not the U.S. dollar, U.S. holders that hold Common Shares or ADSs as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, U.S. holders who acquired Common Shares or ADSs pursuant to the exercise of employee stock options or otherwise as compensation or holders that actually or constructively own more than 10% of the voting shares of the Company). In addition, this discussion does not address any aspect of non-U.S., state, local, estate, gift or other tax law, or the Medicare tax on net investment income that may be applicable to a holder. This summary does not apply to holders of Common Shares or ADSs who are not U.S. holders.
The U.S. Offer should have no U.S. federal income tax consequences to holders that do not tender any Common Shares or ADSs in the U.S. Offer.
The tax consequences of the U.S. Offer depend on the U.S. holder’s particular tax situation. U.S. holders are strongly urged to consult their tax advisors to determine the applicability of the rules discussed below and the particular tax consequences to them of the U.S. Offer in light of their particular circumstances, including the application and effect of any U.S. federal, state or local and non-U.S. tax laws and of changes to such laws.

Holders of the ADSs and Exchange of Common Shares for ADSs
Under general U.S. federal income tax principles, a U.S. holder of ADSs generally will be treated as the beneficial owner of the Common Shares represented by such ADSs. Accordingly, the deposit of Common Shares in exchange for ADSs generally will not be subject to U.S. federal income tax.
Tender of Common Shares or ADSs Pursuant to the U.S. Offer
A U.S. holder that tenders Common Shares or ADSs pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (a) the gross amount realized by such U.S. holder in the U.S. Offer (determined in U.S. dollars and without reduction for any Peruvian withholding taxes) and (b) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor.
A U.S. holder’s adjusted tax basis in a Common Share or ADS generally will equal the amount paid therefor. In the case of a Common Share purchased with non-U.S. currency, the cost of such Common Share to a U.S. holder will be the U.S. dollar value of the Offer Price in such non-U.S. currency on the date of purchase. In the case of a Common Share that is traded on an established securities market, a cash basis U.S. holder (and, if it so elects, an accrual basis U.S. holder) determines the U.S. dollar value of the cost of such Common Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.
Subject to the passive foreign investment company (“PFIC”) rules discussed below, any gain or loss from the tender of Common Shares or ADSs pursuant to the U.S. Offer will be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes. U.S. holders of Common Shares or ADSs must calculate gain or loss separately for each block of Common Shares or ADSs exchanged (that is, Common Shares or ADSs acquired at the same cost in a single transaction). A U.S. holder tendering Common Shares or ADSs in the U.S. Offer may be able to designate, generally through its broker, which blocks of Common Shares or ADSs it wishes to tender in the U.S. Offer if less than all of its Common Shares or ADSs are tendered in the U.S. Offer. U.S. holders owning more than one block of Common Shares or ADSs should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering Common Shares or ADSs pursuant to the U.S. Offer.
In general, amounts treated as gain or loss from the tender of Common Shares or ADSs will be United States source gain or loss for U.S. foreign tax credit purposes. Consequently, a U.S. holder generally will not be able to credit any Peruvian tax imposed on the sale of Common Shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other foreign source income in the appropriate income category.
In addition, Treasury Regulations governing the creditability of foreign taxes impose additional requirements for foreign taxes to qualify for a U.S. foreign tax credit, including a requirement that such taxes generally be imposed on net gain. There can be no assurance that any Peruvian tax imposed on the sale of Common Shares or ADSs will satisfy these requirements. The U.S. Treasury Department and the IRS have issued guidance providing temporary relief from certain provisions of these Treasury Regulations, including certain requirements relating to the determination of net gain, for eligible taxpayers, until such relief is withdrawn or modified. However, such relief does not necessarily cause Peruvian taxes withheld on the Sale of Common Shares or ADSs to qualify for a U.S. foreign tax credit.
Furthermore, if a U.S. holder fails to obtain the requisite certificate from the Peruvian tax authorities establishing its tax basis in the Common Shares, Peruvian tax may be withheld on the gross proceeds of the sale without regard to such tax basis. Any resulting withholding in excess of the Peruvian tax that would have applied had the holder obtained the certificate generally will not qualify for a U.S. foreign tax credit and may not be deductible for U.S. federal income tax purposes. U.S. holders should consult their tax advisors regarding the creditability or deductibility of any Peruvian taxes imposed in connection with the U.S. Offer, including any applicable limitations and the consequences of failing to obtain the requisite tax basis certificate.
Passive Foreign Investment Company Rules
A U.S. holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Common Shares or ADSs pursuant to the U.S. Offer if the Company was classified as a PFIC for any taxable year during which such U.S. holder held Common Shares or ADSs and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (a) 75% or more of its gross income constitutes “passive income” or

(b) 50% or more of the average quarterly value of its assets produce, or are held for the production of, “passive income.” A foreign corporation’s status as a PFIC must be determined every year based on the income, assets and operations of such corporation for that year.
The Company stated in its annual report for fiscal year 2025 that it does not believe that it is a PFIC and that it expects to operate in such a manner so as not to become a PFIC. Based on the Company’s historic operations, the composition of the Company’s income and the composition and fair market values of the Company’s assets, we do not believe that the Company was a PFIC for its most recent taxable year, and we do not expect the Company to be classified as a PFIC for the current taxable year. However, the Company’s possible status as a PFIC is a factual determination made annually after the close of each taxable year and, therefore, may be subject to change. Accordingly, there can be no assurance that the Company is not presently or will not become a PFIC for any taxable year in which a U.S. holder holds Common Shares or ADSs.
If the Company were treated as a PFIC for any taxable year during which a U.S. holder held Common Shares or ADSs, certain adverse consequences could apply to the U.S. holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election). Specifically, gain recognized by a U.S. holder on the tender of its Common Shares or ADSs pursuant to the U.S. Offer would be allocated ratably over the U.S. holder’s holding period for the Common Shares or ADSs. The amounts allocated to the taxable year of the exchange and to any year before the Company was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. holder that held Common Shares or ADSs during any year in which the Company was a PFIC, even if the Company is not a PFIC in the year in which the U.S. holder tendered the Common Shares or ADSs pursuant to the U.S. Offer. If a U.S. holder has made a valid mark-to-market election with respect to its Common Shares or ADSs, any gain recognized by such U.S. holder on the tender of Common Shares or ADSs generally would be treated as ordinary income, and any loss recognized on such tender generally would be treated first as ordinary loss to the extent of the net amount previously included in income by such U.S. holder as a result of the mark-to-market election and thereafter as capital loss.
U.S. holders should consult their tax advisors regarding (a) the tax consequences that would arise if the Company were treated as a PFIC for any year and (b) any applicable information reporting requirements.
Information Reporting and Backup Withholding
Payments made in connection with the U.S. Offer may be subject to information reporting to the IRS and possible backup withholding. Backup withholding may apply to payments of gross proceeds to a U.S. holder unless the U.S. holder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. holder tendering its Common Shares or ADSs pursuant to the U.S. Offer should complete and sign the IRS Form W-9 included with the ADS Letter of Transmittal in order to provide the information and certifications necessary to avoid backup withholding.
Certain holders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the U.S. holder to the IRS.
U.S. holders are urged to consult their tax advisors with respect to the specific tax consequences to them of participating in the U.S. Offer in light of their particular circumstances, including U.S. federal, state and local and non-U.S. tax consequences.
Material Peruvian Tax Considerations
The following summary of certain Peruvian tax matters, as in force on the date of this Offer to Purchase, describes the material Peruvian tax consequences of the transfer of Common Shares or ADSs by a person, entity or individual, who is neither a resident of, nor is deemed domiciled in, Peru and does not hold such Common Shares or ADSs in connection with the conduct of a trade or business through a permanent establishment in Peru (a “Non-Peruvian Holder”). This summary is not intended to be a comprehensive description of all the tax considerations that may be relevant to a decision to tender Common Shares or the ADSs. In addition, it does not describe any tax consequences

(a) arising under the tax laws of any jurisdiction other than Peru, (b) applicable to a resident of Peru or to a person with a permanent establishment in Peru, or (c) applicable to persons who own 10% or more of the outstanding Common Shares, including Common Shares represented by ADSs.
This summary is (a) based upon the tax laws of Peru as in effect on the commencement date of the U.S. Offer, including applicable regulations and rulings, and (b) not intended as Peruvian tax advice to Non-Peruvian Holders and (iii) does not purport to be a complete analysis of the potential Peruvian tax consequences that may be important to a Non-Peruvian Holder based on that Non-Peruvian Holder’s particular tax situation or circumstances.
We have not sought and will not seek any rulings from the Peruvian Tax Administration (“SUNAT”) with respect to any matter discussed herein. No assurance can be given that SUNAT would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and tax consequences set forth below.
Non-Peruvian Holders are strongly urged to consult their own tax advisors concerning the Peruvian tax consequences of the U.S. Offer, any payment received in connection with the U.S. Offer or any payments received as result of exercising their statutory withdrawal rights and the ownership of Common Shares or ADSs.
Domicile and Residence in Peru
For Peruvian tax purposes, a legal entity is deemed to be domiciled in Peru if it has been incorporated in Peru, it is an agent in Peru of a foreign entity or it is a permanent establishment in Peru of a foreign entity. All entities incorporated in Peru are subject to Peruvian income tax on their worldwide income. Agencies and permanent establishments of non-domiciled legal entities and all non-domiciled legal entities are only subject to Peruvian income tax with respect to Peruvian source income. An individual is deemed to be domiciled in Peru for tax purposes if such individual has resided or has stayed in Peru for more than 183 calendar days during any 12-month period.
References to Non-Peruvian Holders in this section include legal entities and individuals that are not deemed to be domiciled in Peru pursuant to the rules mentioned above.
Capital Gains Tax on the Transfer of Common Shares
The Peruvian Income Tax (“IT”) Law provides that capital gains derived from the disposal of shares and/or quotas representing the capital of an entity established and/or incorporated in Peru (“Peruvian Shares”), such as the Common Shares, will qualify as Peruvian source income subject to Peruvian IT.
The applicable IT rate to the Peruvian source income derived from the transfer of Common Shares by a Non-Peruvian Holder is 30% on the amount equal to the difference, if any, between (a) the cash received in the U.S. Offer (assuming such amount is equal to the fair market value of the Common Shares) and (b) the Non-Peruvian Holder’s tax cost basis in the Common Shares. A Non-Peruvian Holder’s tax cost basis in the Common Shares will generally equal the amount paid for such Common Shares. In the event that a Non-Peruvian Holder acquired its Peruvian Shares at different times, a weighted average cost formula is applied to determine the tax cost basis.
The Peruvian IT Law provides that, in the case of a Non-Peruvian Holder, the tax cost basis of the Peruvian Shares must be certified by SUNAT through the issuance of a cost certificate (a “Cost Certificate”), unless the transfer is made through the LSE and is settled in cash. The certification procedure, which takes up to 30 business days, must be initiated by the Non-Peruvian Holder by filing a request before SUNAT, accompanied by copies of supporting documentation evidencing the tax cost basis claimed (such as the stock ledger of the Peruvian company), the means of payment used to pay for the Peruvian Shares, and any equity contributions made (in addition to any other relevant documentation). Depending on the evidence submitted, SUNAT has discretion to determine the amount of tax cost basis certified. The Cost Certificate issued by SUNAT can be challenged by a Non-Peruvian Holder if necessary. The Cost Certificate issued by SUNAT must be obtained before any payment is made for the transfer of the Peruvian Shares, otherwise no tax cost basis will be recognized to the transferor and the Peruvian Shares will be subject to taxation in Peru on a gross basis.
The Cost Certificate is valid for 45 calendar days from its issuance. If the Cost Certificate expires or the cost basis is modified before the payment is made, a new cost certification application must be filed before SUNAT.
Capital Gains Tax on the Transfer of ADRs and ADSs
According to the Peruvian IT Law, any gains derived from a Non-Peruvian Holder’s disposal of an ADR that represents shares issued by a Peruvian resident entity will qualify as Peruvian source income subject to IT in Peru at the applicable IT rates (as described above) (see “The U.S. Offer – Tax Considerations – Material Peruvian Tax Considerations – Capital Gains Tax on the Transfer of Common Shares”).
In turn, capital gains derived from a Non-Peruvian Holder’s disposal of ADSs as part of the U.S. Offer will not qualify as Peruvian source income, and therefore will not be subject to IT in Peru.
Value Added Tax (VAT)
The transfer of Common Shares and/or the ADSs will not be subject to Peruvian Value Added Tax.
Financial Transaction Tax
A Financial Transactions Tax (“FTT”) is imposed on debits and credits in Peruvian bank accounts or accounts at other Peruvian financial institutions, either in national or foreign currency, at a rate of 0.005%. If the Offer Price paid for Common Shares and/or ADSs is deposited in a Peruvian bank account, such credit will be subject to the corresponding FTT rate. The holder of the Peruvian bank account is responsible for the FTT.
6.	Price Range of Common Shares and ADSs
Price Range of Common Shares
The Common Shares are listed and traded on the LSE under the ticker symbol “CPACASC1.” The LSE is the principal trading market for Common Shares not represented by ADSs. The following table sets forth for the periods indicated the intraday high and low sale prices per Common Share on the LSE in Peruvian Soles (S/) and the paragraph thereafter indicates for certain dates the closing price per Common Share on the LSE in Peruvian Soles (S/) and U.S. dollars (source of exchange rate: Superintendency of Banking, Insurance and Pension Funds Administrators (SBS)) and rounded to the nearest whole céntimo or U.S. cent, as applicable.

	LSE S/ per Common Share
	High (in Peruvian Soles (S/))	Low (in Peruvian Soles (S/))
Fiscal 2024
First Quarter	S/ 4.80	3.75
Second Quarter	4.50	3.75
Third Quarter	4.43	4.20
Fourth Quarter	4.90	4.20
Fiscal 2025
First Quarter	S/ 4.40	4.15
Second Quarter	4.30	4.09
Third Quarter	4.75	4.25
Fourth Quarter	7.25	4.26
Fiscal 2026
First Quarter	S/ 7.45	6.72
Second Quarter	8.12	7.00
Third Quarter	8.45	7.85
Fourth Quarter (through October 20, 2026)	8.55	8.30

On December 15, 2025, the last full trading day before the announcement of the signing of the Share Purchase Agreement, the closing sale price for Common Shares reported on the LSE was S/ 4.50 per share (or U.S. $1.31 based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026). On October 20, 2026, the last full trading day before publication of the Peru Offer Prospectus and this Offer to Purchase, the closing sale price for Common Shares reported on the LSE was S/ 8.45 per share (or U.S. $2.46 based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026). Before deciding whether to tender, you should obtain a current market quotation for Common Shares.
Price Range of ADSs
The ADSs are listed and traded on the NYSE under the ticker symbol “CPAC.” The NYSE is the principal trading market for ADSs. The following table sets forth for the periods indicated the intraday high and low sale prices per ADS on the NYSE and the paragraph thereafter indicates for certain dates the closing price per ADS on the NYSE, as reported on the NYSE and rounded to the nearest whole U.S. cent. The price per Common Share is the result of dividing the price per ADS by five since each ADS represents five Common Shares.

	NYSE U.S. $ per ADS or per Common Share
	High (per ADS)	Low (per ADS)	High (per Common Share)	Low (per Common Share)
Fiscal 2024
First Quarter	U.S. $6.64	4.95	U.S. $1.33	0.99
Second Quarter	6.11	5.10	1.22	1.02
Third Quarter	6.00	5.27	1.20	1.05
Fourth Quarter	6.65	5.18	1.33	1.04
Fiscal 2025
First Quarter	U.S. $6.20	5.25	U.S. $1.24	1.05
Second Quarter	6.00	5.10	1.20	1.02
Third Quarter	7.32	5.66	1.46	1.13
Fourth Quarter	11.30	6.25	2.26	1.25
Fiscal 2026
First Quarter	U.S. $11.50	9.40	U.S. $2.30	1.88
Second Quarter	12.70	10.08	2.54	2.02
Third Quarter	12.74	11.35	2.55	2.27
Fourth Quarter (through October 20, 2026)	12.68	11.93	2.53	2.39

On December 15, 2025, the last full trading day before the announcement of the signing of the Share Purchase Agreement, the closing sale price for ADSs reported on the NYSE was U.S. $6.99 per ADS (which when divided by five is approximately U.S. $1.40 per Common Share). On October 20, 2026, the last full trading day before publication of the Peru Offer Prospectus and this Offer to Purchase, the closing sale price for ADSs reported on the NYSE was U.S. $12.64 per ADS (which when divided by five is approximately U.S. $2.53 per Common Share). Before deciding whether to tender, you should obtain a current market quotation for ADSs.
7.	Possible Effects of the U.S. Offer on the Market for Common Shares and ADSs
Following consummation of the Offers, we intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which exist.
Possible Effects of the Offers on the Market for Common Shares
Our purchase of Common Shares pursuant to the Offers may reduce the number of Common Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public. However, we cannot predict whether a reduction in the number of Common Shares that might otherwise trade publicly would have an adverse effect on the market price for, or marketability of, the Common Shares.
The liquidity and market value of Common Shares will depend upon factors such as, among others:
•	the number of holders of Common Shares and the number of Common Shares in public ownership;
•	the aggregate market value of the Common Shares in public ownership;
•	the trading volume of the remaining Common Shares;
•	whether securities firms remain interested in maintaining a market in Common Shares or providing research on the Company;
•	our intention to delist from the NYSE;
•	our intention to suspend the Company’s disclosure and reporting obligations under the Exchange Act; and
•	our intention to terminate the registration of the ADSs and Common Shares under the Exchange Act.

Reporting Obligations and Registration Under the Exchange Act
Following consummation of the Offers, to the extent legally permitted by applicable law, we intend to terminate registration of the ADSs and Common Shares under the Exchange Act.
Possible Effects of the Offers on the Market for ADSs
Our purchase of ADSs pursuant to the U.S. Offer may reduce the number of ADSs that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining ADSs held by the public. However, we cannot predict whether a reduction in the number of ADSs that might otherwise trade publicly would have an adverse effect on the market price for, or marketability of, the ADSs.
The liquidity and market value of ADSs will depend upon factors such as, among others:
•	the number of holders of ADSs and the number of ADSs in public ownership;
•	the aggregate market value of the Common Shares and ADSs in public ownership;
•	the trading volume of the remaining ADSs on the NYSE;
•	whether securities firms remain interested in maintaining a market in ADSs or providing research on the Company;
•	our intention to delist from the NYSE;
•	our intention to suspend the Company’s disclosure and reporting obligations under the Exchange Act; and
•	our intention to terminate the registration of the ADSs and Common Shares under the Exchange Act.
The absence of an active trading market for Common Shares could reduce the liquidity and market value of both Common Shares and ADSs. Additionally, the Company may no longer be eligible to maintain an SEC registered ADS program or a listing on the NYSE.
NYSE Listing
Following consummation of the Offers, to the extent legally permitted by applicable law, Purchaser intends to delist the ADSs (and the Common Shares represented thereby) from the NYSE.
Reporting Obligations and Registration Under the Exchange Act
Following consummation of the Offers, to the extent legally permitted by applicable law, Purchaser intends to terminate registration of the Common Shares and ADSs under the Exchange Act. Termination of registration of the Common Shares and ADSs under the Exchange Act would reduce the information required to be furnished by the Company to holders of its securities, would eliminate the obligation of the Company to furnish information to the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual reports with the SEC on Form 20-F no longer applicable with respect to the Company. In addition, if the Common Shares and ADSs are no longer registered under the Exchange Act, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act, may be impaired or eliminated.
Termination of the Deposit Agreement
If the ADSs are delisted from the NYSE and deregistered under the Exchange Act as described above, we may seek to terminate the Deposit Agreement with the ADS Depositary, pursuant to which the ADS Depositary maintains an ADS facility for Common Shares. When and if the Deposit Agreement is terminated, holders of ADSs will only have the right to receive Common Shares underlying ADSs upon surrender of ADSs and payment of applicable fees to the ADS Depositary. Any time after the termination date, the ADS Depositary may sell the remaining deposited Common Shares and hold the proceeds of such sale for the benefit of holders of ADSs that have not been surrendered. The absence of an active trading market in ADSs and an ADS facility would impede the transfer of your ADSs and reduce the liquidity and market value of both your ADSs and their underlying Common Shares.
Margin Securities
The ADSs are currently “margin securities” under the Regulations of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the ADSs under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, the ADSs may no longer constitute margin securities under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.
8.	Certain Information Concerning the Company
The information concerning the Company contained in this Offer to Purchase is based upon publicly-available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed by the Company with the SEC on April 28, 2026 (the “2025 Annual Report”), and the Company’s other public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly-available information. None of Purchaser or any of its affiliates, Holcim, the Information Agent, the ADS Depositary, the ADS Custodian or the U.S. Tender Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents, records and public sources, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or any of their respective affiliates, Holcim, the Information Agent, the ADS Depositary, the ADS Custodian or the U.S. Tender Agent.
General
The Company is a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru with its principal executive offices located at Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, Lima 15023, Peru, and its telephone number is + (511) 317-6000. The following description of the Company and its business has been taken from the 2025 Annual Report and is qualified in its entirety by reference thereto.
As of September 30, 2026, the Company had 423,868,449 Common Shares outstanding, of which an estimated 44,186,300 (or approximately 10.4%) were represented by an estimated 8,837,260 issued and outstanding ADSs (each of which represents five Common Shares). The principal trading market for the Common Shares is the LSE under the ticker symbol “CPACASC1” and the ADSs trade on the NYSE under the ticker symbol “CPAC.”
The Company is a Peruvian cement company and the only cement manufacturer serving the northern region of Peru. With almost 70 years of operating history, the Company produces, distributes and sells cement and cement-related materials, such as precast products and ready-mix concrete. The Company’s products are primarily used in construction, which has been one of the fastest growing segments of the Peruvian economy in recent years. The Company also produces and sells quicklime for use in mining operations, although it represents a very small percentage of overall revenues.
Selected Historical Financial Information
The following tables set forth summary historical consolidated financial data for the Company as of and for each of the fiscal years ended December 31, 2025 and 2024 and as of and for each of the six months ended June 30, 2026 and 2025. The selected financial data and the per share data set forth below are extracted from, and should be read in conjunction with, the Company’s unaudited interim consolidated financial statements as of and for the six-months ended June 30, 2026, filed on the 2026 Half-Year Report, the Company’s unaudited interim consolidated financial statements as of and for the six-months ended June 30, 2025, filed on a Report on Form 6-K with the SEC on July 22, 2025 (the “2025 Half-Year Report”), and the Company’s consolidated financial statements as of and for the years ended December 31, 2025 and 2024, filed on the 2025 Annual Report. More comprehensive financial information is included in such reports (including the Company’s operating and financial review and prospects) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included in the 2026 Half-Year Report, the 2025 Half-Year Report and the 2025 Annual Report are hereby incorporated by reference in this Offer to Purchase. The reports may be examined, and copies may be obtained from the SEC in the manner described under “Available Information” below. Historical results are not necessarily indicative of results to be expected in any future period. Set forth below are the Company’s selected consolidated financial data (in thousands, except per share amounts).

Consolidated Statement of Profit or Loss

	For the year ended December 31,		For the six-month period ended June 30,
	2025	2024	2026	2025
	S/(000)	S/(000)	S/(000)	S/(000)
Sales of goods	2,116,883	1,978,071	1,114,523	983,272
Cost of sales	(1,310,017)	(1,249,545)	(659,005)	(620,228)
Gross profit	806,866	728,526	455,518	363,044

Operating (expenses) income
Administrative expenses	(291,538)	(253,383)	(134,618)	(140,339)
Selling and distribution expenses	(92,785)	(81,410)	(52,653)	(45,125)
Other operating income, net	(75,442)	(2,700)	7,864	8,783
Total operating expenses, net	(459,765)	(337,493)	(179,407)	(176,681)
Operating profit	347,101	391,033	276,111	186,363

Other income (expenses)
Finance income	11,291	6,298	1,126	1,168
Finance costs	(93,036)	(100,308)	(43,075)	(45,819)
(Loss) gain from exchange difference, net	2,619	(836)	(1,070)	1,863
Total other expenses, net	(79,126)	(94,846)	(43,019)	(42,788)
Profit before income tax	267,975	296,187	233,092	143,575

Income tax expense	(113,770)	(97,312)	(73,902)	(43,080)

Profit for the period	154,205	198,875	159,190	100,495

Earnings per share
Basic profit for the period attributable to holders of common and investment shares of Cementos Pacasmayo S.A.A. (S/ per share)	0.36	0.46	0.37	0.23

Consolidated Statement of Financial Position

	As of June 30,		As of December 31,
	2026	2025	2025	2024
	S/(000)	S/(000)	S/(000)	S/(000)
Assets
Current assets
Cash and cash equivalents	199,462	80,638	53,571	72,723
Trade and other receivables, net	144,728	158,763	146,674	131,168
Income tax prepayments	66,186	22,123	24,857	7,736
Inventories	651,495	749,316	707,143	773,997
Prepayments	38,620	54,538	17,503	6,872
Total current assets	1,100,491	1,065,378	949,748	992,496
Non-current assets
Trade and other receivables, net	28,263	43,151	28,450	43,224
Financial investments designated at fair value through other comprehensive income	998	547	163	239
Property, plant and equipment, net	1,962,081	2,008,761	2,005,714	2,031,139

	As of June 30,		As of December 31,
	2026	2025	2025	2024
	S/(000)	S/(000)	S/(000)	S/(000)
Intangible assets, net	59,962	60,800	62,800	63,596
Goodwill	4,459	4,459	4,459	4,459
Deferred income tax assets	35,025	28,553	34,994	21,816
Right of use assets	14,259	16,713	16,988	9,023
Other assets	32	51	50	51
Total non-current assets	2,105,079	2,163,035	2,153,618	2,173,547
Total assets	3,205,570	3,228,413	3,103,366	3,166,043
Liabilities and equity
Current liabilities
Trade and other payables	289,283	276,443	283,907	242,051
Financial obligations	570,346	494,346	532,346	458,346
Lease liabilities	4,312	4,663	4,879	2,958
Income tax payable	2,373	2,439	3,784	17,937
Provisions	38,749	17,837	47,689	44,263
Total current liabilities	905,063	795,728	872,605	765,555
Non-current liabilities
Financial obligations	802,286	957,322	879,809	1,034,845
Lease liabilities	9,524	11,837	11,350	6,462
Provisions	20,733	28,894	29,005	28,146
Deferred income tax liabilities	116,820	121,183	119,232	117,937
Total non-current liabilities	949,363	1,119,236	1,039,396	1,187,390
Total liabilities	1,854,426	1,914,964	1,912,001	1,952,945
Equity
Capital stock	423,868	423,868	423,868	423,868
Investment shares	40,279	40,279	40,279	40,279
Investment shares held in treasury	(121,258)	(121,258)	(121,258)	(121,258)
Additional paid-in capital	432,779	432,779	432,779	432,779
Legal reserve	168,636	168,636	168,636	168,636
Other accumulated comprehensive loss	(16,377)	(16,695)	(16,966)	(16,551)
Retained earnings	423,217	385,840	264,027	285,345
Total equity	1,351,144	1,313,449	1,191,365	1,213,098
Total liabilities and equity	3,205,570	3,228,413	3,103,366	3,166,043

Book Value Per Share
The Company’s net book value per share as of June 30, 2026 was S/ 3.19 (calculated based on 423,868,449 Common Shares outstanding as of such date). See “Special Factors — Effects of the Offers” for information on how the Company’s net book value is expected to be impacted by the Offers.
Available Information
The Company is subject to the informational reporting requirements of the Exchange Act. Accordingly, the Company files reports, including annual reports on Form 20-F and periodic reports on Form 6-K, and other information with the SEC. In connection with the Offers, additional filings will be required of the Company, including the Schedule 14D-9. In addition, such reports and other information the Company files with the SEC are available on the website maintained by it at www.sec.gov. Copies of reports and other information concerning the Company are also available for inspection at the offices of the NYSE, 11 Wall Street, New York, NY 10005, United States.
All U.S. holders of Common Shares and all holders of ADSs are encouraged to review the Schedule 14D-9 carefully and in its entirety before deciding whether to tender their Common Shares or ADSs.

9.	Certain Information Concerning Purchaser
General
Purchaser is a Peruvian sociedad anónima, with its principal executive offices located at Calle la Colonia 150 Urbanización El Vivero, Santiago de Surco, Lima 15023, Peru.
The principal business of ASPI is to serve as a holding company. Holcim is the ultimate parent entity of the Holcim Group, the principal business of which is the manufacture of construction and building materials. Following the ASPI Acquisition, ASPI is a direct, majority-owned subsidiary of Holcim. Holcim is listed on the SIX Swiss Exchange. Information about Holcim, including its significant investors, is disclosed in reports available through the SIX Swiss Exchange website and on Holcim’s website, www.holcim.com. The information contained in, accessible from or connected to Holcim’s website is not incorporated into, or otherwise a part of, this Offer to Purchase.
In accordance with General Instruction C to Schedule TO, Schedule I hereto sets forth the name, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years of (i) each director and executive officer of Purchaser and (ii) each director and executive officer of Holcim (collectively, the “Purchaser Affiliated Individuals”).
To the best knowledge of Holcim and Purchaser, none of Holcim, Purchaser or any of the Purchaser Affiliated Individuals has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (b) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Holcim notes that in 2022, two affiliates, Lafarge S.A. and Lafarge Cement Syria, reached a plea agreement with the United States Department of Justice related to conduct occurring prior to Holcim’s acquisition of Lafarge S.A. Further details are available in the press release issued by Holcim on October 18, 2022, a copy of which is filed as Exhibit 99.2 to the Schedule 13D of Holcim and Purchaser filed with the SEC on April 6, 2026 and is incorporated herein by reference.
Except as set forth in this Offer to Purchase and in Schedule I hereto, (a) none of Holcim, Purchaser or, to the best knowledge of Holcim and Purchaser, any of the Purchaser Affiliated Individuals, or any associate or majority-owned subsidiary of Holcim or Purchaser, or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Common Shares or ADSs, and (b) none of Holcim, Purchaser, any of its affiliates or, to the best knowledge of Holcim and Purchaser, any of the Purchaser Affiliated Individuals, has effected any transaction in Common Shares or ADSs during the past 60 days.
Except as set forth in this Offer to Purchase, none of Holcim, Purchaser or, to the best knowledge of Holcim and Purchaser, any of the Purchaser Affiliated Individuals, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, including the next succeeding sentence, none of Holcim, Purchaser or, to the best knowledge of Holcim and Purchaser, any of the Purchaser Affiliated Individuals, has had during the past two years any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the U.S. Offer. Prior to the closing of the ASPI Acquisition on March 30, 2026, Purchaser was owned by the Sellers, and was not an affiliate of Holcim. For a description of related party transactions between Purchaser and the Company prior to closing of the ASPI Acquisition, please refer to “Item 7. Major Shareholders and Related Party Transactions — 7.B. Related Party Transactions” in the 2025 Annual Report.
Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Holcim, Purchaser, any of their subsidiaries or, to the best knowledge of Holcim and Purchaser, any of the Purchaser Affiliated Individuals, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information
Pursuant to Rule 14d-3 under the Exchange Act, Purchaser has filed with the SEC the Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and certain other information are available on the SEC’s website at www.sec.gov.
10.	Source and Amount of Funds
Assuming that all of the outstanding Common Shares, including Common Shares represented by ADSs (other than Common Shares owned by Holcim and its affiliates), are tendered (and not properly withdrawn) into the Offers, the aggregate purchase price payable by Purchaser upon the consummation of the Offers would be approximately S/ 1,892,114,314.86, excluding related transaction fees, costs and expenses. Based on the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio interbancario promedio) published by the Superintendency of Banking, Insurance and Pension Funds Administrators (SBS) on its website on October 19, 2026, the aggregate purchase price payable by Purchaser upon the consummation of the Offers would be approximately U.S. $550,145,179.21, excluding related transaction fees, costs and expenses. Purchaser has guaranteed the payment of the full price offered for the acquisition of the Common Shares (including the Common Shares represented by ADSs) with a Letter of Guarantee issued by Banco BBVA Perú in favor of the Peru Tender Agent for the sum of S/ 1.896 billion, and has sufficient funds to purchase all validly tendered Common Shares and ADSs into the Offers that have not been properly withdrawn. The Letter of Guarantee is issued as security for all obligations of Purchaser and Holcim in connection with the Offers and will remain in full force and effect throughout the entire duration of the Offers. Notwithstanding the foregoing, in accordance with customary market practice in Peru and in order to avoid the need for the Peru Tender Agent to initiate enforcement proceedings under the Letter of Guarantee, Purchaser intends to transfer the funds to purchase Common Shares and ADSs tendered in the Offers two (2) or three (3) trading days prior to the last day of the offer period. Once the Peru Tender Agent has received such funds in its brokerage account and secured them for payment under the Peru Offer, the Peru Tender Agent, after notifying the SMV, the BVL, and Purchaser of the receipt of the funds, shall release the Letter of Guarantee in accordance with customary market practice in Peru and without any risk to the addressees of the Peru Offer or to the Peru Tender Agent, since the funds required to satisfy the obligations arising from the Offers will at all times be fully secured. The Offers will be funded by an equity contribution to Purchaser by Holcim. The Offers are not subject to a financing condition.
Purchaser believes that its financial condition is not material to a decision by a holder of Common Shares or ADSs whether to tender Common Shares or ADSs pursuant to the Offers because (i) the Offers are being made for all outstanding Common Shares and ADSs solely for cash, and (ii) the Offers are not subject to any financing condition. As required by the Peru Tender Offer Regulations, we have guaranteed the payment of the full price offered for the Common Shares (including the Common Shares represented by ADSs) with the Letter of Guarantee issued by Banco BBVA Perú in favor of the Peru Tender Agent in an amount sufficient to pay for such validly tendered and not properly withdrawn Common Shares and ADSs.
11.	Conditions to the Offers
Notwithstanding any other provision of this Offer to Purchase, Purchaser is not required to accept for payment or pay for any tendered Common Shares or ADSs, unless at 4.00 p.m., New York City time, on the Expiration Date, the following conditions have been satisfied (or, to the extent permitted under applicable law, waived by Purchaser):
•	the Peru Offer having not been suspended or declared invalid by the SMV or any other competent administrative or judicial body; and
•
no judgment, decision, order or other authoritative measure shall have been issued preventing, prohibiting or declaring illegal the U.S. Offer or the Peru Offer or the consummation of the U.S. Offer or the Peru Offer.

The Offers are not subject to any financing condition.
The Peru Offer is subject to the same conditions as the U.S. Offer.
Purchaser does not require any approvals from any governmental authorities in order to acquire the Common Shares or the ADSs pursuant to the Offers.

12.	Dividends and Distributions in the Company
To our knowledge after making reasonable inquiry, the following describes the Company’s dividend policy, historical dividend payments, and any restrictions on the Company’s current or future ability to pay dividends. For further information, see “Item 8. Financial Information—Dividends and Dividend Policy” in the 2025 Annual Report.
Frequency and Amount of Dividends Paid During the Past Two Years
The Company has declared and paid cash dividends on an annual basis. The following table sets forth the amounts of cash dividends declared and paid by the Company for its Common Shares and non-voting investment shares for fiscal years 2025 and 2024:

	Total Dividends Paid (S/)	Dividends Paid Per Common Share (S/)
Fiscal 2025	190,300,411	0.41000
Fiscal 2024	190,300,411	0.41000

Restrictions on the Company’s Ability to Pay Dividends
The Company’s ability to pay dividends is subject to its results of operations for each year. Holders of Common Shares and the Company’s non-voting investment shares are entitled to receive dividends on a pro rata basis in accordance with their respective number of shares held.
Under the Company’s dividend policy, shareholders must take the following factors into consideration prior to declaring dividends: the Company’s financial and economic condition, including committed and budgeted expenses and obligations and previously approved investments. In addition, the Company’s dividend policy states that (a) the Company’s board of directors may declare advanced dividends based on either the net income resulting from financial statements prepared for such purpose or the cumulative net income corresponding to previous years, provided that shareholders delegated such authority to the board of directors, and (b) holders Common Shares representing no less than 20% of the Company’s total share capital may request the distribution of dividends up to 50% of the net income corresponding to the previous year, net of any legal reserve requirements. The Company’s board of directors makes a recommendation at the annual shareholders’ meeting with respect to the amount and timing of dividend payments, if any, to be made on the Common Shares and the Company’s non-voting investment shares.
At the annual shareholders’ meeting held on March 24, 2026, the shareholders of the Company approved the financial statements for fiscal year 2025 including the net income for such year and delegated to the Company’s board of directors the authority to decide the distribution of dividends from the retained earnings account and fiscal year 2025 operating results.
Under Peruvian law, companies may distribute up to 100% of their profit (after payment of income tax) subject to a 10% legal reserve until the legal reserve equals 20% of shareholders’ equity. According to Article 40 of the Peruvian Corporate Law, in order to distribute dividends, profits must be determined in accordance with the individual financial statements of the Company.
13.	Legal Matters
We are not aware of any pending legal proceeding relating to the Offers. Except as set forth in this Offer to Purchase, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Common Shares or ADSs in the Offers, or of any filings, approvals, or other actions by or with any governmental authority that would be required for our acquisition or ownership of the Common Shares or ADSs pursuant to the Offers. Should any such approval or other action be required, we expect to seek such approval or action. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions, or that adverse consequences to the Company’s business might not result. Except as otherwise described in this Offer to Purchase, although we do not presently intend to delay the acceptance for payment of or payment for Common Shares or ADSs tendered into the Offers pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.
14.	Fees and Expenses
Purchaser has retained Georgeson LLC as Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of Common Shares and ADSs by mail, telephone, email and personal interviews and may request brokers and other securities intermediaries to forward materials relating to the U.S. Offer to beneficial owners of Common Shares and ADSs. Purchaser will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the U.S. Offer. In addition, Purchaser has retained Computershare Trust Company, N.A. as U.S. Tender Agent, and also as paying agent, in connection with the U.S. Offer. Purchaser will pay the U.S. Tender Agent reasonable and customary compensation for its services in connection with the U.S. Offer, will reimburse the U.S. Tender Agent for certain out-of-pocket expenses and will indemnify the U.S. Tender Agent against certain liabilities and expenses in connection with the U.S. Offer.
The following is an estimate of the fees and expenses to be incurred by us:

Filing Fees	U.S.$48,048
U.S. Information Agent Fees	75,000
Peru Tender Agent Fees	75,000
SMV Fee	74,102
Valuation Report Fees	66,900
Advertisement Fees	80,882
Financial Advisor Fees	2,100,000
Legal Fees	666,000
Printing Fees	28,378
Miscellaneous Fees	237,500
Total	U.S.$3,451,810

The Company will not pay any of the fees and expenses to be incurred by us.
We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Common Shares and/or ADSs pursuant to the U.S. Offer. Purchaser may reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials relating to the Offers to their customers.
15.	Miscellaneous
The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not currently aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of Common Shares or ADSs, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, we cannot comply, we will not make the U.S. Offer to, nor will Purchaser accept tenders from or on behalf of, holders of Common Shares and ADSs in that jurisdiction.
We have filed the Schedule TO with the SEC in connection with the U.S. Offer, together with all exhibits thereto, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in “The U.S. Offer – Certain Information Concerning the Company” and “The U.S. Offer – Certain Information Concerning Purchaser.”

Purchaser has not authorized any person to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the related ADS Letter of Transmittal, and, if given or made, holders of Common Shares and ADSs should not rely on any such information or representation as having been authorized.
Neither the delivery of this Offer to Purchase nor any purchase pursuant to the U.S. Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, the Company, or any of their respective subsidiaries since the date as of which such information is furnished or the date of this Offer to Purchase.

SCHEDULE 1
CERTAIN INFORMATION CONCERNING PURCHASER AND ITS CONTROLLING PERSONS
Purchaser is a Peruvian sociedad anónima, with its principal executive offices located at Calle La Colonia, No. 150, Urb. El Vivero, Santiago de Surco, Lima 15023, Peru. The principal business of ASPI is to serve as a holding company.
ASPI is a direct, majority-owned subsidiary of Holcim. Holcim is a limited company organized under the laws of Switzerland, with its principal executive offices located at Grafenauweg 10, 6300 Zug, Switzerland is the ultimate parent entity of the Holcim Group, the principal business of which is the manufacture of construction and building materials. Holcim is listed on the SIX Swiss Exchange.
The common business address and telephone number for Purchaser, Holcim and the Purchaser Affiliated Individuals is, unless indicated otherwise, as follows:
c/o Holcim Ltd
Grafenauweg 10
6300 Zug, Switzerland
Telephone number: +41 58 858 58 58
1.	Directors and Executive Officers of Purchaser
The following table sets forth information about the directors and executive officers of Purchaser as of October 21, 2026.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Sara Carolina Jiménez Fandiño, Colombia
Sara Carolina Jiménez Fandiño has served as Regional General Counsel for Latin America of Holcim since April 2025. Previously, she served as Local General Counsel for Holcim Colombia from 2012 to March 2025.

Wilter Fernando Vera Franco, Ecuador
Wilter Vera has served as Managing Director of Holcim Peru since April 2026, concurrently holding the position of Chief Financial Officer, which he has held since January 2025. Previously, he served as Head of Controlling of Holcim Ecuador from December 2021 to December 2024 and as Financial and Administrative Manager of Eternit Ecuador from August 2019 to November 2021.

Norberto German Ledea, Argentina
Norberto Ledea has served as Country CEO of Holcim in Peru since August 2024. Working at Holcim since 1998, previously he served as Commercial Director Latam (from Oct 2022 to Sept 2024) and Commercial Director in Brazil (from Jan 2019 to Sept 2022).

2.	Directors and Executive Officers of Holcim
The following table sets forth information about the directors and executive officers of Holcim as of October 21, 2026.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kim Fausing, Denmark
Kim Fausing serves as Chairman of the Board of Directors of Holcim. Mr. Fausing has been a member of the Board of Directors of Holcim since 2020 and served on the Audit Committee until 2025, when he was appointed Chairman of the Board of Directors. Since 2017, Mr. Fausing has served as President and Chief Executive Officer of the Danfoss Group, a global industrial company headquartered in Denmark.

Philippe Camille V. Block, Belgium
Philippe Block has served as a member of the Board of Directors of Holcim since 2020. Mr. Block is a full Professor of Architecture and Structures at the Swiss Federal Institute of Technology (ETH) Zurich, Switzerland, where he has served since 2009, first as Assistant Professor and as full Professor since 2017.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

He is the Co-Director of the Block Research Group at ETH Zurich and serves as Director of the Swiss National Centre of Competence in Research (NCCR) for Digital Fabrication. Mr. Block is also a Founding Partner of Foreign Engineering GmbH, Zurich, Switzerland, and Co-founder and Chairman of the Board of Vaulted AG, an ETH spin-off.

Leanne Denise Geale, Canada
Leanne Geale has served as a member of the Board of Directors of Holcim since 2022. Ms. Geale is currently Executive Vice President and Group General Counsel of Nestlé SA, a Swiss multinational food and beverage company. Ms. Geale also serves as Vice-Chair of the Board of Directors of the CEELI Institute, o.p.s. in Prague, Czech Republic, and as Treasurer of the Swiss-American Chamber of Commerce in Zurich, Switzerland.

Catrin Hinkel, Germany
Catrin Hinkel has served as a member of the Board of Directors of Holcim since 2024. Since 2021, Ms. Hinkel has served as Chief Executive Officer of Microsoft Switzerland. Prior to joining Microsoft, Ms. Hinkel held leadership roles at Accenture, most recently as Senior Managing Director, Europe Cloud First Strategy & Consulting Lead. Ms. Hinkel also serves as a member of the Executive Committee of Digital Switzerland, a member of the Board of ASUT Industry Association, a member of the Supervisory Board of the Helmholtz Center for Information Security (CISPA), and a member of the Executive Committee of Deep Tech Nation, Switzerland.

Naina Lal Kidwai, India
Naina Lal Kidwai has served as a member of the Board of Directors of Holcim since 2019. Ms. Kidwai currently serves as a non-executive Member of the Board of Directors and Chairwoman of the Risk Management Committee of Gland Pharma Ltd, Hyderabad, India; as a non-executive Member of the Board of Directors and Chairwoman of the Sustainability and Stakeholder Committee of UPL Ltd, Mumbai, India; as a non-executive Member of the Board of Directors and Chairwoman of the CSR & ESG and Nomination & Remuneration Committees of Biocon Ltd, Bangalore, India; as a non-executive Member of the Board of Directors and Chairwoman of the CSR and Sustainability, Nomination and Remuneration Committees, and a member of the Audit Committee and Banking and Finance Committee of Nayara Energy Ltd, Mumbai, India; and as Chairwoman of the Board of Directors of Rothschild & Co India Private Limited, Mumbai, India.

Ilias Läber, Switzerland
Ilias Läber has served as a member of the Board of Directors of Holcim since 2022. Since 2021, Mr. Läber has served as Chief Executive Officer and Partner of Spectrum Value Management Ltd, a firm that administers the industrial and private investments of the Thomas Schmidheiny family. In this capacity, he also serves as a member of the Board of Directors of Spectrum Value Management Ltd., of the Grand Resort Bad Ragaz AG, and as Chairman and Managing Partner of SEO Management AG. Prior to joining Spectrum Value Management, Mr. Läber served as Chief Executive Officer and Chairperson of the Board of Directors of Quercis Pharma AG from 2019 to 2021. Mr. Läber also serves as a member of the Board of Directors of dormakaba Holding AG, Rümlang, Switzerland, and as a member of the Board of Directors and Chairman of the Audit Committee of Swiss Automotive Group AG, Cham, Switzerland.

Michael H. McGarry, USA
Michael H. McGarry has served as a member of the Board of Directors of Holcim since 2024. Mr. McGarry most recently served as Executive Chairman of PPG Industries in 2023, and as Chairman and Chief Executive Officer of PPG Industries from 2016 to 2022. Mr. McGarry also serves as a member of the Board of Directors of Shin-Etsu Chemical Co., Tokyo, Japan, and as a member of the Board of Directors of C.H. Robinson, Eden Prairie, Minnesota, United States.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Adolfo Orive, Mexico
Adolfo Orive has served as a member of the Board of Directors of Holcim since 2025. Mr. Orive has served as President and Chief Executive Officer of Tetra Pak, a global food production and packaging systems company operating in over 160 countries, since 2019. Mr. Orive also serves as a member of the Board of Directors of the International Institute for Management Development (IMD), Lausanne, Switzerland, and as a member of the Board of Directors of the Swedish Swiss Chamber of Commerce, Zurich, Switzerland.

Claudia Sender Ramirez, Brazil
Claudia Sender Ramirez has served as a member of the Board of Directors of Holcim since 2019. Ms. Sender Ramirez also serves as a non-executive Member of the Board of Directors of Telefonica S.A., and a member of its Delegate Commission, Telefonica Hispam and Telefonica Tech Advisory Committees, Madrid, Spain; as a non-executive Member of the Board of Directors and Chairwoman of the Compensation and Succession Committee and member of the Governance Committee of Gerdau S.A., São Paulo, Brazil; and as a non-executive Member of the Board of Directors, Chairwoman of the People and ESG Committee and member of the Audit and Risk Committee of Embraer S.A., São Paulo, Brazil.

Sven Schneider, Germany
Sven Schneider has served as a member of the Board of Directors of Holcim since 2025. Mr. Schneider has served as a member of the Management Board and Chief Financial Officer of Infineon Technologies AG, a German semiconductor company, since 2019.

Miljan Gutovic, Australia
Miljan Gutovic has served as Chief Executive Officer of Holcim since 2024. From March 2021 until May 2024, he was Region Head for Europe at Holcim. Mr. Gutovic also serves as a member of the Board of Directors of the Global Cement and Concrete Association (GCCA) and as a member of the Executive Committee of the World Business Council for Sustainable Development (WBCSD).

Steffen Kindler, Germany
Steffen Kindler has served as Chief Financial Officer of Holcim since 2023. Mr. Kindler served as Chief Financial Officer at Nestlé Germany, part of the Swiss multinational food and beverage company, from 2018 to 2023.

Grant Earnshaw, Ireland, United Kingdom
Grant Earnshaw has served as Region Head West Europe and as a member of the Executive Committee of Holcim since March 2026. Mr. Earnshaw was previously Area Manager Middle East and Africa from 2022 to 2026 and Area Manager Middle East and North Africa from 2021 to 2022.

Xavier Guesnu, France
Xavier Guesnu has served as Region Head Central and East Europe and as a member of the Executive Committee of Holcim since March 2026. Mr. Guesnu was previously Country CEO of Poland from 2018 to 2024 and Country CEO of France from 2024 to 2026.

Khaled El Dokani, Egypt
Khaled El Dokani was appointed Region Head Asia, Middle East & Africa in October 2026, when he also became a member of the Executive Committee. Khaled joined Holcim in 2004 as CFO of Holcim Algeria, then served as Vice President Business Development Europe, Middle East and Africa (ENA) from 2010 to 2013, before becoming Country General Manager for Saudi Arabia, and thereafter Qatar. Following that, he was country CEO of Iraq, Nigeria and GCC (UAE, Qatar & Oman) respectively. Most recently, Khaled was CEO of Holcim Egypt, a position he held from February 2025 to September 2026.

Simon Kronenberg, Switzerland
Simon Kronenberg has served as Region Head of Latin America of Holcim since March 2026 and as a member of the Executive Committee since July 2025. Mr. Kronenberg previously served as Region Head Central and East Europe from April 2024 to March 2026. Prior to that, he served as CEO of Holcim Switzerland, Italy, South Germany and Haut-Rhin from October 2020 to April 2024. Mr. Kronenberg also serves as a designated director of the board of directors of Cementos Pacasmayo S.A.A. since March 30, 2026.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dragan Maksimovic, Serbia
Dragan Maksimovic has served as Group Head of Building Systems of Holcim since March 2026 and as a member of the Executive Committee of Holcim since July 2025. Mr. Maksimovic previously served as Region Head West Europe & Building Solutions Europe from April 2024 to March 2026. Prior to that, he served as CEO of Holcim UK from 2021 to April 2024.

Virginie Darbo, France
Virginie Darbo has served as Group Head of Strategy and M&A of Holcim since June 2025 and as a member of the Executive Committee of Holcim since January 2026. She previously served as Head of Finance for Region Europe from May 2021 to June 2025.

Carmen Diaz, Spain
Carmen Diaz has served as Chief People and Sustainability Officer of Holcim since June 2025 and as a member of the Executive Committee since July 2025. Previously, Ms. Diaz served as Chief People Officer from October 2024 to June 2025 when her role was expanded to Chief People and Sustainability Officer. Prior to that, she served as CEO of Holcim Spain from 2022 to October 2024.

Ramanathan Muthu, Switzerland
Ramanathan Muthu has served as Group Head of Operational Excellence of Holcim since May 2024 and as a member of the Executive Committee of Holcim since July 2025. Prior to that, he served as Head of Group Strategy from 2019 to May 2024.

Alfonso Paradinas Aguilera, Spain
Alfonso Paradinas has served as Chief Marketing & Innovation Officer of Holcim since September 2023 and as a member of the Executive Committee of Holcim since January 2026. Mr. Paradinas previously served as Holcim’s Head of Strategy and Sustainability for Europe from February 2023 to September 2023. Previously, Mr. Paradinas was President of the Board of the INSEAD Alumni Association Sweden from June 2022 to December 2022; Managing Director Sika Sweden for Sika, a Swiss chemical and construction company, from September 2020 to October 2022; and a Board Member of the Swiss Chamber of Commerce in Sweden from March 2022 to June 2022.

Alexia Sommer, USA, Germany
Alexia Sommer has served as Chief Communications Officer of Holcim since April 2025 and as a member of the Executive Committee of Holcim since January 2026. Previously, she served as Holcim’s Head of Employee Communications, Digital and Group Events from September 2023 to April 2025; as Senior Global Employee Communications Manager from January 2023 to August 2023; and as Global Employee Communications Manager from November 2020 to December 2022.

Lukas Urs Studer, Switzerland
Lukas Studer has served as Group General Counsel of Holcim since November 2024 and as a member of the Executive Committee of Holcim since July 2025. Previously, he served as Holcim’s General Counsel Corporate and M&A from 2017 to November 2024.

SCHEDULE II

SECURITY OWNERSHIP AND TRANSACTIONS IN THE SHARES BY PURCHASER AND ITS DIRECTORS AND EXECUTIVE OFFICERS
1.	Security Ownership
The following table sets forth certain information with respect to the Common Shares and ADSs beneficially owned by Purchaser, Holcim and, to the best of their knowledge, their respective directors and executive officers as of October 21, 2026. For further information, reference is also made to the Schedule 13D filed by Holcim and Purchaser with the SEC on April 6, 2026, as amended on June 17, 2026, October 16, 2026 and from time to time. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below):

Person	Security Ownership
	Number	Percent
Purchaser	211,985,547	50.01%
Holcim(1)	211,985,547	50.01%
Directors and Executive Officers of Purchaser
Sara Jimenez	—	—
Wilter Vera	—	—
Norberto Ledea	—	—
Directors and Executive Officers of Holcim
Kim Fausing	—	—
Philippe Camille V. Block	—	—
Leanne Denise Geale	—	—
Catrin Hinkel	—	—
Naina Lal Kidwai	—	—
Ilias Läber	—	—
Michael H. McGarry	—	—
Adolfo Orive	—	—
Claudia Sender Ramirez	—	—
Sven Schneider	—	—
Miljan Gutovic	—	—
Steffen Kindler	—	—
Grant Earnshaw	—	—
Xavier Guesnu	—	—
Khaled El Dokani	—	—
Simon Kronenberg	—	—
Dragan Maksimovic	—	—
Virginie Darbo	—	—
Carmen Diaz	—	—
Ramanathan Muthu	—	—
Alfonso Paradinas Aguilera	—	—
Alexia Sommer	—	—
Lukas Urs Studer	—	—
All directors and executive officers of Purchaser and Holcim as a group	—	—

(1)	Holcim, as the majority owner of the Purchaser, may be deemed to have beneficial ownership over the Common Shares beneficially owned by the Purchaser.
2.	Purchases of Securities
The percentage ownership information in the table is based on 423,868,449 Common Shares outstanding as of October 15, 2026 in accordance with publicly available information. There have been no transactions in the Common Shares or ADSs by such persons during the 60 days prior to October 21, 2026.
For further information, reference is also made to the Schedule 13D filed by Purchaser and Holcim with the SEC on April 6, 2026, as amended on June 17, 2026, October 16, 2026 and from time to time.

If you have questions or need copies of this Offer to Purchase or the accompanying ADS Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Offer is:

51 West 52nd Street, 6th Floor
New York, New York 10019
Shareholders, Banks and Brokers
Call Toll Free: (888) 463-2841
Outside U.S. and Canada: +1 (719) 490-8721
Via Email: pacasmayo@georgeson.com
The ADS Letter of Transmittal, ADRs evidencing ADSs, and any other required documents, if applicable, should be sent to the U.S. Tender Agent at one of the addresses set forth below:
The U.S. Tender Agent for the U.S. Offer is:

If delivering by mail:	If delivering by trackable mail, including overnight delivery or any other expedited service:
Computershare Trust Company, N.A. Attn: Corporate Actions CPAJ P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn Corporate Actions CPAJ 150 Royall Street, Suite V Canton, MA 02021